Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and between

ESA P PORTFOLIO L.L.C., a Delaware limited liability company,

ESH/TN PROPERTIES L.L.C., a Delaware limited liability company, and

ESH STRATEGIES BRANDING LLC, a Delaware limited liability company,

collectively, as Seller,

and

DW CROSSLAND OWNER LLC,

a Delaware limited liability company,

as Buyer

As of September 18, 2015

Crossland Economy Studios Portfolio

i

SCHEDULES AND EXHIBITS

SCHEDULE	TITLE
A	Definitions
B	Closing Costs Allocation
C	Potential Missing Licenses and Permits
D	List of Phase II Properties
E	List of Physical Condition Properties
F	List of Additional Title and Survey Items

EXHIBIT	TITLE
A	Schedule of Purchase Price Allocations
A-1 through A-53	Legal Descriptions
B	Permitted Title Exceptions
C	Form of Bill of Sale
D	Form of Assignment of Leases
E	Form of Assignment of Contracts, Warranties and Other Interests
F	Form of Tenant Notice
G	Form of Non-Foreign Affidavit
H	Form of Title Affidavit
I	Certain Required Removal Items
J	Assets of Seller and Affiliates
K	Form of Reaffirmation of Representations
L	Form of Trademark Assignment
M	List of Leases
N	State Specific Clearance Procedures
O	List of Pending Litigation Proceedings and Open Workers Compensation Claims
P	List of Violations of Law
Q	List of Certain Excluded Property
R	Financial Statements
S	Description of Certain Intellectual Property
T	List of Licenses and Permits
U	List of Pending Tax Cert Proceedings

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of September 18, 2015 (the “Effective Date”), by and between ESA P PORTFOLIO L.L.C., a Delaware limited liability company, and ESH/TN PROPERTIES L.L.C., a Delaware limited liability company, (collectively referred to herein as the “Real Property Owners”), and ESH STRATEGIES BRANDING LLC, a Delaware limited liability company (the “Intangible Assets Owner” and together with the Real Property Owners, collectively referred to herein as the “Seller”), and DW CROSSLAND OWNER LLC, a Delaware limited liability company (the “Buyer”).

R E C I T A L S:

WHEREAS, the Real Property Owners are the owners of certain real property constituting various hotel properties located at each address listed on Exhibit A and each as more particularly described on Exhibits A-1 through A-53, and certain Personal Property located on the Land used in connection with the operation of such hotel properties; and

WHEREAS, the Intangible Assets Owner is the owner the Intangible Hotel Assets relating to such hotel properties; and

WHEREAS, Buyer desires to acquire the Property from Seller for the purchase price of Two Hundred Eighty-Five Million and No/100 Dollars ($285,000,000.00) (the “Purchase Price”) and Seller desires to convey the Property to Buyer all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of One Hundred Dollars ($100.00) and other good and valuable consideration in hand paid by Seller to Buyer and by Buyer to Seller upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

ARTICLE 1. DEADLINES AND DEFINITIONS.

Section 1.1 Closing Deadline. Wherever used in this Agreement, the term “Closing Deadline” shall mean November 16, 2015, as may be extended by Buyer pursuant to Section 3.1.

Section 1.2 Definitions. In addition, wherever used in this Agreement, the terms set forth on Schedule A attached hereto shall have the meanings set forth therein.

ARTICLE 2. PURCHASE AND SALE. Seller agrees to convey, transfer and assign, and Buyer agrees to acquire, accept and assume, the Property, on the terms, conditions and provisions set forth in this Agreement.

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ARTICLE 3. PURCHASE PRICE. The Purchase Price, subject to the prorations and credits set forth herein, shall be due and payable as follows:

Section 3.1 Deposit. Within two (2) Business Days after the Effective Date of this Agreement, Buyer shall make the Initial Deposit, in immediately available funds with Escrow Agent. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Initial Deposit as provided herein, then Seller, at Seller’s option, may Terminate this Agreement and, if Seller elects such option, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement. In addition, Buyer shall, no later than October 16, 2015, deposit the Secondary Deposit with Escrow Agent. Moreover, Buyer, at Buyer’s option, may extend the Closing Deadline to any date up to and including December 9, 2015 by (i) providing Seller with written notice of its election no later than November 9, 2015 setting forth the new Closing Deadline, and (ii) within two (2) Business Days after delivering such notice, depositing the Third Deposit with Escrow Agent. Notwithstanding anything to the contrary contained herein, Buyer shall have right, in its sole discretion, to accelerate the Closing Deadline to any date selected by Buyer upon the giving to Seller of written notice at least eight (8) Business Days prior to such selected date. Except as expressly otherwise set forth herein, the Deposit shall be non-refundable to Buyer, but shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 15.

Section 3.2 Remainder of Purchase Price. At Closing, Buyer shall pay to Seller an amount equal to the difference between (a) the Purchase Price, and (b) the Deposit previously or simultaneously paid to Seller, subject to the credits, prorations and adjustments set forth herein, in cash by federal reserve bank wire transfer to such account and bank as Seller shall designate in writing to Buyer at or prior to Closing to be confirmed received in Seller’s account on or before 4:00 p.m. Charlotte, North Carolina time on the Closing Date.

Section 3.3 Purchase Price Allocation. The Purchase Price shall be allocated among the Property in accordance with Exhibit A. Buyer and Seller shall file, and shall cause their respective affiliates to file, all tax returns (including amended returns and claims for refunds) and information reports in a manner consistent with this Section 3.3.

Section 3.4 Independent Consideration. Buyer and Seller acknowledge and agree that if the Deposit shall be returned to Buyer pursuant to any of the provisions of this Agreement, Escrow Agent shall retain One Hundred and No/100 Dollars ($100.00) from the Deposit and pay such amount to Seller as independent consideration paid by Buyer to Seller for Seller’s execution and delivery of this Agreement.

ARTICLE 4. BUYER’S DUE DILIGENCE AND INSPECTION RIGHTS; TERMINATION RIGHT; TERMINATED PARCELS.

Section 4.1 Review of Property and Property Documents. Until Closing, and subject to the terms of Section 4.2, Seller shall provide Buyer and Buyer’s Representatives with access to the Property and the Property Documents, wherever located, upon

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reasonable prior notice at reasonable times during business hours, with the right and license to conduct Due Diligence with respect to the Property. Buyer covenants and agrees that it will inspect the Property at its sole cost and expense and will not allow any liens to attach against the Land as a result of its Due Diligence.

Section 4.2 Guidelines for Inspection Rights. Buyer’s rights to conduct Due Diligence shall be subject to the following further requirements: (a) Due Diligence may only be performed during business hours and must not interfere with the operation or management of the Hotel or disturb the rights of Hotel guests or Tenants; (b) Buyer must provide Seller with at least twenty-four (24) hours prior written notice of its intent to perform Due Diligence on the Property and Seller shall have the right to have a representative of Seller present during any such entry upon the Property by Buyer or Buyer’s Representatives; (c) Buyer shall not contact any Tenant, Hotel contractor, Hotel guest or Hotel Employee without Seller’s prior written consent; (d) Seller or its designated representative shall have the right to be present during, any physical testing of the Property; (e) Buyer shall immediately return the Property to the condition existing prior to any tests and inspections; (f) Due Diligence activities may not affect the appearance of the Hotels in any way; and (g) Buyer may not conduct any invasive sampling, boring, testing, or analysis of soils, surface water or groundwater at the Property without first having obtained prior written approval of Seller, which may be withheld or granted in Seller’s sole discretion. Prior to such time as Buyer or any of Buyer’s Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer and Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit, $2,000,000 in the aggregate and name Seller as additional insureds, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to any portion of the Property and the performance of customary title searches, violations searches and zoning investigations, including but not limited to the commissioning of a zoning letter or report in connection with any portion of the Property, Buyer shall not contact any governmental official or representative regarding hazardous materials on, or the environmental condition of, the Property, or the status of compliance of the Property with zoning, building code or similar Laws, without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least two (2) days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.

Section 4.3 Title and Survey Examination. Seller has delivered or otherwise made available to Buyer a copy of (x) a current survey of each Parcel (individually and/or collectively, as the context shall require, the “Survey”) and (y) a current title report for each Parcel prepared by the Title Company (individually and/or collectively, as the context shall require, the “Title Report”).

A. Title and Survey Objections. Buyer acknowledges that it has received and has reviewed the Title Report and Survey. Buyer agrees that its agreement to acquire the Property at Closing in its “AS IS” condition as set forth in Section 4.4 hereof shall include its agreement to acquire the Property subject to (and only to) the Permitted Title Exceptions. After

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the Effective Date and prior to the Closing Date, Buyer shall have the right to notify Seller in writing of any Title Objections first identified in any update to either the Title Report or the Survey received after the Effective Date, any such notice shall be accompanied by a copy of such update and any other materials which evidence or disclose such objections to title. Seller shall notify Buyer within five (5) Business Days of Seller’s receipt of such notice if Seller elects to Remove any such Title Objections. If Seller fails to respond within such timeframe, Seller shall be deemed to have declined to Remove such Title Objections (other than Required Removal Items). If Seller does not covenant in writing to Buyer that Seller will Remove the Title Objections prior to Closing, Buyer shall have until five (5) Business Days after the date Buyer receives Seller’s notice of election (or deemed election) not to Remove any Title Objections to elect in writing, either to (i) designate the Parcel affected by such Title Objection as a Terminated Parcel, or (ii) waive such Title Objection (other than Required Removal Items) and take title to the Parcel affected by such Title Objection subject to such uncured Title Objection and proceed to acquire the Parcel pursuant to the remaining terms and conditions of this Agreement. If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected the option contained in clause (i) above. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Title Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. However, Schedule F sets forth (i) a list of title documents set forth or otherwise referenced in the Title Report that Buyer has not yet received and (ii) a list of potential encroachments or other matters raised in the Title Report that have not yet been plotted on the Survey. Notwithstanding anything in this Section 4.3(A) to the contrary, if (x) after the Effective Date, Buyer is provided with any title document listed on Schedule F or an update to the Survey plotting any of the potential encroachments listed on Schedule F, and (y) Buyer determines, in its reasonable judgment, that same shall have a material adverse effect on Buyer or the Property, then Buyer shall have the right to notify Seller thereof within three (3) Business Days, whereupon such notice shall be considered a timely Title Objection despite such matter having been first identified prior to the Effective Date and the foregoing procedures and rights and obligations of the parties set forth above in this Section 4.3(A) shall apply.

B. Cure of Title Matters. At Closing, if this Agreement is not Terminated as permitted herein, Seller shall Remove or cause to be Removed any Title Objections to the extent (and only to the extent) that the same constitute Required Removal Items or Seller has elected to Remove a Title Objection pursuant to subsection (A) above.

C. Buyer’s Right To Terminate. If Seller fails to Remove any Title Objection (other than Required Removal Items) prior to Closing that it has agreed to Remove pursuant to subsection (A) above, then Buyer’s sole remedy shall be to either (i) waive such Title Objection (other than Required Removal Items) and take title to the Parcel affected by such Title Objection subject to such uncured Title Objection and proceed to acquire the Parcel pursuant to the remaining terms and conditions of this Agreement or (ii) designate the Parcel affected by such Title Objection as a Terminated Parcel. In the event Buyer fails to make such election, Buyer shall be deemed to have elected option (ii). If necessary, the date for Closing shall be automatically extended (by not more than thirty (30) days) to allow Seller to Remove or cause to be Removed any such Title Objections.

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Section 4.4 As-Is, Where-Is, With All Faults Sale. BECAUSE BUYER WAS AFFORDED THE RIGHT TO CONDUCT SUCH DUE DILIGENCE AS BUYER DEEMED NECESSARY OR APPROPRIATE PRIOR TO THE EFFECTIVE DATE, BUYER HAS INDEPENDENTLY CONFIRMED TO ITS SATISFACTION ALL INFORMATION THAT IT CONSIDERS MATERIAL TO ITS PURCHASE OF THE PROPERTY OR THE TRANSACTION, AND THE PROPERTY SHALL BE SOLD, AND BUYER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS”, WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR SELLER’S WARRANTIES, NONE OF THE SELLER PARTIES HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) TO BUYER WITH RESPECT TO THE PROPERTY, ANY MATTER SET FORTH, CONTAINED OR ADDRESSED IN THE DOCUMENTS (INCLUDING, BUT NOT LIMITED TO, THE ACCURACY AND COMPLETENESS THEREOF) OR THE RESULTS OF BUYER’S DUE DILIGENCE. IN ADDITION, BUYER EXPRESSLY UNDERSTANDS AND ACKNOWLEDGES THAT IT IS POSSIBLE THAT UNKNOWN LIABILITIES MAY EXIST WITH RESPECT TO THE PROPERTY AND THAT BUYER EXPLICITLY TOOK THAT POSSIBILITY INTO ACCOUNT IN DETERMINING AND AGREEING TO THE PURCHASE PRICE, AND THAT A PORTION OF SUCH CONSIDERATION, HAVING BEEN BARGAINED FOR BETWEEN PARTIES WITH THE KNOWLEDGE OF THE POSSIBILITY OF SUCH UNKNOWN LIABILITIES SHALL BE GIVEN IN EXCHANGE FOR A FULL ACCORD AND SATISFACTION AND DISCHARGE OF ALL SUCH LIABILITIES. EXCEPT AS EXPRESSLY PROVIDED HEREINBELOW IN THIS SECTION 4.4, BUYER, FOR BUYER AND BUYER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES ANY AND ALL LIABILITIES AGAINST SELLER FOR OR ATTRIBUTABLE TO OR IN CONNECTION WITH THE PROPERTY, WHETHER ARISING OR ACCRUING BEFORE, ON OR AFTER THE DATE HEREOF AND WHETHER ATTRIBUTABLE TO EVENTS OR CIRCUMSTANCES WHICH HAVE HERETOFORE OR MAY HEREAFTER OCCUR, INCLUDING, WITHOUT LIMITATION, THE FOLLOWING: (A) ANY AND ALL STATEMENTS OR OPINIONS HERETOFORE OR HEREAFTER MADE, OR INFORMATION FURNISHED, BY THE SELLER TO BUYER OR ANY OF BUYER’S REPRESENTATIVES; (B) ANY AND ALL LIABILITIES WITH RESPECT TO THE STRUCTURAL, PHYSICAL, OR ENVIRONMENTAL CONDITION OF THE PROPERTY; (C) ANY AND ALL LIABILITIES RELATING TO THE RELEASE OF OR THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS MATERIALS IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON CERCLA (COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, 42 U.S.C. §§9601 ET SEQ., AS AMENDED BY SARA (SUPERFUND AMENDMENT AND REAUTHORIZATION ACT OF 1986) AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, 42 U.S.C. §§6901 ET SEQ., OR ANY RELATED CLAIMS OR CAUSES OF ACTION OR ANY OTHER FEDERAL, STATE OR MUNICIPAL BASED STATUTORY OR REGULATORY CAUSES OF ACTION FOR ENVIRONMENTAL

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CONTAMINATION AT, IN, ABOUT OR UNDER THE PROPERTY; (D) ANY AND ALL TORT CLAIMS MADE OR BROUGHT WITH RESPECT TO THE PROPERTY OR THE USE OR OPERATION THEREOF; (E) ANY IMPLIED OR STATUTORY WARRANTIES OR GUARANTIES OF FITNESS, MERCHANTABILITY OR ANY OTHER STATUTORY OR IMPLIED WARRANTY OR GUARANTY OF ANY KIND OR NATURE REGARDING OR RELATING TO ANY PORTION OF THE PROPERTY; AND (F) ANY AND ALL LIABILITIES RELATING TO THE CONDITION OR STATUS OF SELLER’S OR BUYER’S TITLE TO THE PROPERTY. NOTWITHSTANDING THE FOREGOING, THE ACKNOWLEDGMENT, RELEASE AND WAIVER SET FORTH IN THIS SECTION 4.4 IS NOT INTENDED TO, AND SHALL NOT BE CONSTRUED TO AFFECT OR IMPAIR ANY RIGHTS OR REMEDIES THAT BUYER MAY HAVE AGAINST SELLER AS A RESULT OF A BREACH OF ANY OF SELLER’S WARRANTIES OR ANY EXPRESS OBLIGATIONS OF SELLER UNDER THIS AGREEMENT OR THE CLOSING DOCUMENTS.

Section 4.5 Properties Requiring Further Diligence.

A. As of the Effective Date, Buyer is awaiting receipt of (i) Phase II environmental reports for the Hotels set forth in Schedule D attached hereto (collectively, the “Phase II Properties”) and (ii) Structural Engineering reports for the Hotels set forth in Schedule E attached hereto (collectively, the “Physical Condition Properties”).

B. Notwithstanding anything to the contrary contained in this Agreement, including Section 4.4, with respect to the Phase II Properties, Buyer shall promptly upon its receipt thereof (but in no event later than October 5, 2015) provide Seller with (x) a copy of the applicable Phase II environmental report for each Phase II Property in question to the extent (and only the extent) requested by Seller and (y) the aggregate remediation costs with respect to such Phase II Property, if any, as reasonably estimated by Buyer based on such Phase II environmental report. Within five (5) Business Days after Seller’s receipt thereof, Seller shall elect, by notice to Buyer, to either (i) perform and complete the remediation work required or recommended in such report in a good and workmanlike manner and in accordance with all Laws prior to Closing (unless same is not feasible to be completed prior to Closing), (ii) pay to Buyer, as a credit against the Purchase Price allocated to the Phase II Property in question at Closing, an amount equal to such remediation costs, whereupon Buyer shall be obligated to consummate the Transaction with respect to such Phase II Property subject to its current environmental condition, and without further adjustment or (iii) take no such action and give no such credit, in which case Buyer shall have the right, by written notice given to Seller within three (3) Business Days after receipt of Seller’s election notice, to either designate such Phase II Property as a Terminated Parcel or consummate the Transaction with respect to such Phase II Property subject to its current environmental condition, and without further adjustment.

C. Notwithstanding anything to the contrary contained in this Agreement, including Section 4.4, with respect to the Physical Condition Properties, Buyer shall promptly upon its receipt thereof (but in no event later than October 5, 2015) provide Seller with (x) a copy of the applicable Structural Engineering report for each Physical Condition Property in

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question and (y) the aggregate repair/replacement costs with respect to such Physical Condition Property, if any, as reasonably estimated by Buyer based on such Structural Engineering report. Within five (5) Business Days after Seller’s receipt thereof, Seller shall elect, by notice to Buyer, to either (i) perform and complete the repair/replacement work required or recommended in such report in a good and workmanlike manner and in accordance with all Laws prior to Closing (unless same is not feasible to be completed prior to Closing), (ii) pay to Buyer, as a credit against the Purchase Price allocated to the Physical Condition Property in question at Closing, an amount equal to such repair/replacement costs, whereupon Buyer shall be obligated to consummate the Transaction with respect to such Physical Condition Property subject to its current structural condition, and without further adjustment or (iii) take no such action and give no such credit, in which case Buyer shall have the right, by written notice given to Seller within three (3) Business Days after receipt of Seller’s election notice, to either designate such Physical Condition Property as a Terminated Parcel or consummate the Transaction with respect to such Physical Condition Property subject to its current structural condition, and without further adjustment.

Section 4.6 Terminated Parcels. If Buyer designates any Parcel as a Terminated Parcel pursuant to and in accordance with the terms of this Agreement, then the following shall apply: (a) the Purchase Price shall be reduced by the amount of Purchase Price allocated to such Terminated Parcel as set forth on Exhibit A, (b) the definition of Property, Real Property, Personal Property, Leases, Contracts and any other definition which contains rights or property which solely relate to such Terminated Parcel shall be deemed revised to exclude the Terminated Parcel and any Lease or Contract solely affecting such Terminated Parcel, (c) Exhibit A (including sub-Exhibits thereto) and any other Exhibits which list out rights or property relating solely to such Terminated Parcel shall be deemed amended to remove such Terminated Parcel; and (d) all of the parties’ rights and obligations with respect to such Terminated Parcel as set forth herein shall terminate, other than any obligations that would otherwise survive any termination of this Agreement, and Seller and Buyer shall otherwise proceed to Closing in accordance with the terms and conditions of this Agreement as to the remaining Property. In the event any Terminated Parcel is currently operating under the Crossland Brand, Seller and Buyer shall use commercially reasonable efforts to negotiate a temporary licensing agreement, if requested by Seller, so as to allow Seller the opportunity to de-flag such Terminated Parcel and/or transition the operation of such Terminated Parcel to another brand operated by Seller. If Buyer designates four (4) or more Parcels as Terminated Parcels under this Agreement in the aggregate, then Buyer and Seller shall each have the right to Terminate this Agreement in its entirety, whereupon the Deposit shall be returned to Buyer. In the event that (x) either party shall elect to Terminate this Agreement pursuant to this Section 4.6 and (y) at least two (2) of the Terminated Parcels designated as such by Buyer pursuant to and accordance with this Agreement have been so designated pursuant to Section 4.3 and/or Section 8.3, then Seller shall also reimburse Buyer for its actual and reasonable out-of-pocket expenses incurred in connection with this Agreement in an amount not to exceed One Million and No/100 Dollars ($1,000,000.00).

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ARTICLE 5. SELLER’S COVENANTS. Seller agrees that between the Effective Date and the Closing Date:

Section 5.1 No Alteration of Title. Seller shall not further alter or encumber in any way Seller’s title to the Real Property as it exists as of the Effective Date without written notice to, and the prior written consent of, Buyer. If Buyer fails to object in writing to any such proposed instrument within three (3) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument.

Section 5.2 New Leases and Modifications to Existing Leases. If Seller desires to (i) enter into any new Lease, (ii) cancel, modify, amend, extend or renew any existing Lease, or (iii) consent to any assignment or sublease in connection with any Lease (to the extent Seller’s consent is required), Seller shall deliver to Buyer written notice of such action, which notice shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. Seller shall not be entitled to take such action without Buyer’s prior written consent (and if no response by Buyer is made within three (3) Business Days after Buyer’s receipt of such request, such consent shall be deemed to have been granted); and upon delivery of such written consent (or such consent has been deemed to have been granted), such Lease or modification thereof shall thereupon be included within the definition of “Leases” set forth herein. Seller shall promptly provide Buyer with true and complete copies of any Lease, modification, or amendment entered into by Seller. Notwithstanding any provision of this Agreement to the contrary, without any requirement for consent from Buyer (but with prior notice to Buyer), Seller may, but shall not be obligated to, pursue any of its legal rights to enforce any Lease (including, but not limited to, commencing a dispossessory action against any Tenant) provided that any such enforcement shall be at Seller’s sole cost and expense and at no liability to Buyer.

Section 5.3 Contracts. If Seller desires to enter into any new Contracts which would be binding on Buyer or the Property following Closing or (ii) cancel, modify, amend, extend or renew any existing Contracts which would be binding on Buyer or the Property following Closing, Seller shall deliver to Buyer written notice of such action, which notice shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. Except for Contracts that can be terminated, without penalty, upon thirty (30) days (or less) written notice from the owner of the Property, Seller shall not be entitled to take such action without Buyer’s prior written consent (and if no response by Buyer is made within three (3) Business Days after Buyer’s receipt of such request, such consent shall be deemed to have been granted), and upon delivery of such written consent (or such consent has been deemed to have been granted), such Contract or modification thereof shall thereupon be included within the definition of “Contracts” set forth herein. Seller shall promptly provide Buyer with true and complete copies of any Contract, modification, or amendment entered into by Seller. Notwithstanding any provision of this Agreement to the contrary, without any requirement for consent from Buyer (but with prior notice to Buyer), Seller may, but shall not be obligated to, pursue any of its legal rights to enforce any Contract provided that any such enforcement shall be at Seller’s sole cost and expense and at no liability to Buyer.

Purchase Agreement

Section 5.4 Status of Property. Between the Effective Date and the Closing Date Seller shall (I) maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Sections 8.3 and 10.1, Buyer hereby agrees that Buyer shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws or (b) any physical conditions that would give rise to violations of Laws, whether the same now exist or arise prior to Closing and (II) use commercially reasonable efforts to obtain (and/or renew) and then maintain in full force and effect the licenses and permits set forth in Schedule C attached hereto, as well as those other licenses and permits noted on Exhibit T annexed hereto as not having been obtained or otherwise not being in full force and effect as of the Effective Date. Notwithstanding the foregoing to the contrary, effective as of the Closing Date Seller shall, at its sole cost and expense, place back into circulation, in a sellable condition, all guest rooms at the Hotels that are or become permanently out of service (as opposed to temporarily out of service in the ordinary course). Within seven (7) days following the Effective Date, Seller shall provide Buyer with a list of all guest rooms at the Hotels that are temporarily out of service and identifying the reason(s) therefor. Seller shall provide Buyer with an updated list of all guest rooms at the Hotels that are temporarily out of service within two (2) Business Days prior to Closing.

Section 5.5 Tax Appeals. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property attributable to the Closing Tax Year and all prior Tax Years; provided, however, Buyer shall have the right to review and consent to any contest of the real estate taxes and personal property taxes for the Property attributable to the Closing Tax Year which Seller elects to pursue after the Effective Date and further provided that Seller shall make no settlement with regard to any such contest without Buyer’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed, where such settlement involves or may adversely impact real estate taxes and personal property taxes attributable to the Closing Tax Year or any subsequent Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property attributable to all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements and fees contingent on the amount of recovery) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present Tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows: (a) any refunds or credits attributable to the Closing Tax Year shall be apportioned between Buyer and Seller in the manner provided in Section 7.1; (b) any refunds or credits attributable to any period prior to the Closing Tax Year, shall be paid to Seller; and (c) any refunds or credits attributable to any period after the Closing Tax Year shall be paid to Buyer. Buyer and Seller agree to cooperate with each other and to execute any and all documents reasonably requested in furtherance of the foregoing. The provisions of this Section shall survive the Closing.

Purchase Agreement

Section 5.6 Personal Property. Seller shall not remove any of the Property, including Personal Property, from the Real Property nor use any of the Personal Property prior to the Closing Date except such use thereof as is normal and customary in the operation and maintenance of the Property. Seller covenants that items of Personal Property which consist of common area furniture and furnishings, common area artwork, supplies and maintenance items, and linens and towels shall be maintained at Seller’s customary level of quantity and quality and will be available and conveyed to Buyer on the Closing Date; provided, however, at Closing inventory levels with respect to linens and towels shall be brought up to one and one-half (1 1/2) par regardless of the past practices of Seller.

Section 5.7 Computer Hardware, Software and Systems. Seller will continue to operate the Property using its existing computer hardware, software, and systems through the Closing. Buyer acknowledges and agrees that upon Closing, Seller will disconnect any such hardware, software and systems from the Hotels to the extent the same constitute Excluded Property. Upon Buyer’s request, Seller shall in good faith, but without cost or obligation to itself, exercise reasonable efforts to assist Buyer in Buyer’s efforts to obtain leases or licenses for such hardware, software or system(s) to the extent such leases or licenses are available from third parties, but Buyer acknowledges that it will have no right after the Closing to use any proprietary hardware, software or systems owned by Seller or to use any hardware, software or systems under leases or licenses held by Seller from third parties. Notwithstanding anything to the contrary contained in this Agreement, Seller shall, from and after the Closing, (i) maintain, or cause to be maintained, all historical guest data and records with respect to the Hotels regardless of the medium or method of storage in accordance with Seller’s current record retention policies and (ii) promptly provide Buyer with such data or records upon reasonable request by Buyer, to the extent such information is sought by a governmental authority or is otherwise relevant in connection with a legal proceeding or guest dispute; Buyer shall be entitled to use or share such data or records in connection with the matter or matters underlying the request, but shall otherwise use commercially reasonable efforts to maintain the confidentiality of any such data or records provided by Seller. The terms and provisions of this Section 5.7 shall survive the Closing.

Section 5.8 Estoppel Certificates. With respect to any applicable title documents recorded against the Property (e.g., HOAs, CC&Rs, etc.), if Buyer prepares and provides Seller with an estoppel certificate, Seller shall promptly deliver same to the other party to such title document and request that such party execute and return same to Seller as soon as possible (whereupon Seller shall promptly deliver same to Buyer); it being agreed, however, that the receipt of any such executed estoppel certificate shall not be a condition to Buyer’s obligation to close this transaction in the time and manner set forth in this Agreement.

ARTICLE 6. CLOSING.

Section 6.1 Closing Mechanics. Buyer and Seller shall conduct an escrow-style closing through the Closing Agent so that it will not be necessary for any party to attend the Closing. Seller and Buyer agree to execute and deliver into escrow with the Closing

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Agent on the day prior to the Closing Date all Closing Documents with funding and release to occur on the Closing Date. Upon Closing, Buyer shall deliver to Seller the Purchase Price and the other items required of Buyer as elsewhere set forth herein, and Seller shall deliver to Buyer possession of the Property, subject only to the Permitted Title Exceptions, and the other items required of Seller as elsewhere set forth herein.

Section 6.2 Seller’s Deliveries. At Closing, Seller shall deliver, or cause to be delivered to Buyer, the following:

A. Deed. A limited or special warranty or bargain and sale deed executed by the Real Property Owners with respect to each Parcel in recordable form and otherwise reasonably acceptable to Buyer, together with a quitclaim deed if and to the extent reasonably necessary for the Title Company to insure a “closed” surveyed legal description for any particular Parcel.

B. Bill of Sale. A Bill of Sale executed by the Real Property Owners and Intangible Assets Owner in the form of Exhibit C.

C. Assignment of Leases. An Assignment and Assumption of Leases executed by the lessor(s) under the Leases in the form of Exhibit D.

D. Assignment of Contracts, Warranties and Other Interests. To the extent applicable, an Assignment and Assumption of Contracts, Warranties and Other Interests executed by the Sellers in the form of Exhibit E.

E. Notices of Assignment and Assumption. If applicable, a written notice in the form of Exhibit F, a copy of which shall be sent to each Tenant under a Lease (the “Tenant Notice”).

F. Withholding and Tax Certificates. A certificate in the form of Exhibit G with respect to Section 1445 of the Internal Revenue Code (the “Code”) stating whether or not Seller is a foreign person as defined in said Section 1445 and applicable regulations thereunder.

G. Affidavit of Title. An Affidavit of Title executed by each Real Property Owner with respect to liens and title matters affecting the Parcels owned by such Real Property Owner in substantially the form of Exhibit H.

H. Closing Statement. A final closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

I. Evidence of Authority. Evidence that Seller has the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents as may be reasonably required by the Title Company.

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J. Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth in Section 8.1 in the form of Exhibit K.

K. Transfer Tax Declaration. If applicable, duly completed real estate transfer tax declarations or returns.

L. Delivery of Keys and Property Documents. The Property Documents and all keys to the Property or any portion thereof.

M. Termination of Operating Lease. Evidence in writing that the Operating Lease has been terminated with respect to the Property.

N. Termination of Management Agreement. Evidence in writing that the Management Agreement has been terminated with respect to the Property.

O. Termination of Trademark License Agreement. Evidence in writing that the Trademark License Agreement has been terminated with respect to the Property.

P. Bulk Sales and Tax Clearance Procedures. To the extent applicable, any Clearance Documents.

Q. Trademark Assignment. A short form trademark assignment assigning all registered trademarks comprising a part of the Intangible Hotel Assets to Buyer in the form attached hereto as Exhibit L.

R. Other Instruments. Such other instruments or documents as may be reasonably requested by the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement, subject to Seller’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

Section 6.3 Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

A. Net Purchase Price. The net Purchase Price due at Closing under this Agreement.

B. Closing Document Counterparts. Executed counterparts of any of the Closing Documents described in Section 6.2 which are to be signed by Buyer.

C. Other Instruments. Such other funds, instruments or documents as may be reasonably requested by Seller or the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement, subject to Buyer’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

D. Closing Statement. A final closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

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ARTICLE 7. PRORATIONS, CREDITS AND CLOSING COSTS.

Section 7.1 Proration Items. Except as otherwise noted, in each such proration set forth below, the portion thereof allocable to periods beginning as of the Closing Proration Time shall be credited to Buyer, or charged to Buyer, as applicable, and the portion thereof allocable to periods ending as of the Closing Proration Time shall be credited to Seller, or charged to Seller, as applicable, all of which prorations shall be made at Closing or, in the case of allocations to be made after Closing, upon receipt of such payments or payment of such expenses. The following items shall be prorated between Buyer and Seller or credited to Buyer or Seller:

A. Real Estate Taxes and Assessments. All ad valorem real estate and personal property taxes, and any sales taxes with respect to Rental Payments, with respect to the Property attributable to the Closing Tax Year shall be prorated as of the Closing Proration Time. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed on the Effective Date. If tax bills for the Closing Tax Year are not available on the Closing Date, taxes shall be prorated at Closing based upon the tax bills for the previous Tax Year, or, if available, based upon the current assessed valuation and current millage rates, and in such event Seller and Buyer shall reprorate the taxes as actual or final tax bills for the current year are available. For purposes of clarification, Seller shall be responsible for all ad valorem real estate and personal property taxes, and any sales taxes with respect to Rental Payments, with respect to the Property attributable to any Tax Year occurring prior to the Closing Tax Year and Buyer shall be responsible for any such taxes attributable to any Tax Year occurring after the Closing Tax Year.

B. Hotel Revenues.

(i) Guest Ledger Receivables. Seller shall receive a credit at Closing for all Guest Ledger Receivables for all room nights (but not more than seven (7) nights in total per guest) up to and including the room night immediately prior to the night when the Closing Proration Time occurs, and Buyer shall be entitled to the amounts of Guest Ledger Receivables for the room nights after the Closing Proration Time. Seller and Buyer shall each receive a credit of fifty percent (50%) of Guest Ledger Receivables for the room night when the Closing Proration Time occurs.

(ii) Booking Deposits. Buyer shall receive a credit at Closing for advance payments and deposits (including security or similar deposits), if any, under Bookings to the extent the Bookings relate to a period after the Closing Proration Time. Buyer shall assume and honor for its account all Bookings relating to dates after the Closing Proration Time provided that Seller provides a written account to Buyer of all such Bookings at the Closing.

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(iii) Vending and Laundry Machines. Vending and laundry machine monies, to the extent such machines are owned by Seller and thus transferred to Buyer hereunder, will be removed by Seller as of the Closing Proration Time for the benefit of Seller.

(iv) Petty Cash. Seller shall receive a credit at Closing for all petty cash funds and cash in the Hotel’s house banks at 100% of face value at the Closing Proration Time.

(v) Accounts Receivable. Seller shall not receive a credit at Closing for any unpaid room charges, Rental Payments, or other sums or charges owed by any Tenant or guests or other Accounts Receivable on the Closing Date (collectively, the “Past-Due Amount”). If any payment on account of a Past-Due Amount is received by Buyer after the Closing Date, Buyer shall promptly remit such payment directly to Seller or its designee.

(vi) Accounts Payable/Prepaid Contract Expenses. Buyer shall assume responsibility for all accounts payable for the Hotels for expenses attributable to the period after the Closing Proration Time for Contracts, if any, that Buyer is assuming pursuant to this Agreement, and Buyer shall assume all obligations related to the payment of such outstanding accounts payable for the Hotels as of the Closing Proration Time in the amounts as set forth in a schedule of outstanding accounts payable to be delivered by Seller to Buyer as part of the preparation of the Closing Statement (the “Assumed Payables”), and in consideration for the assumption by Buyer of the Assumed Payables, Buyer shall receive a credit equal to 100% of the amount of such Assumed Payables. Seller shall receive a credit for accounts payable for the Hotels for expenses attributable to periods after the Closing Proration Time for Contracts that Buyer is assuming pursuant to this Agreement which Seller has already paid. To the extent Buyer receives such credit, Buyer shall indemnify and hold Seller harmless for any and all claims made against Seller by any contract counterparty to whom Assumed Payables are due, up to the full amount of such Assumed Payables, plus any late charges, interest, collection costs or other damages incurred in connection with the failure of Buyer to pay when due any such Assumed Payables. To the extent Buyer does not receive such credit, Seller shall indemnify and hold Buyer harmless for any and all claims made against Buyer by any contract counterparty to whom Assumed Payables are due, up to the full amount of such Assumed Payables, plus any late charges, interest, collection costs or other damages incurred in connection with the failure of Seller to pay when due any such Assumed Payables.

C. Rental Payments. All Rental Payments received by Seller prior to Closing shall be prorated as of the Closing Proration Time. Any Rental Payments received after Closing by Seller or its agents shall be promptly endorsed to Buyer by the payee thereof and delivered to Buyer; if any of such Rental Payments belong also in part to Seller, upon such endorsement, deposit and receipt of collected funds, the part thereof belonging to Seller shall be promptly paid to Seller and the balance shall be retained by Buyer.

(i) Percentage Rents. To the extent percentage rents apply to any of the Leases, with respect to percentage rent due from any Tenant, notwithstanding the

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foregoing, Buyer and Seller agree that at Closing estimated percentage rent shall be prorated for the calendar year in which the Closing occurs (even though the same may not have been collected as of the Closing) based upon the amount of percentage rent due from such Tenant for the calendar year immediately prior to the calendar year in which the Closing occurs. For proration of percentage rents, the amount attributable to the period prior to the Closing Proration Time shall be equal to (a) the aggregate amount of such percentage rents actually collected for the calendar year in which the Closing occurs multiplied by (b) a fraction, the numerator of which shall be the number of days prior to the Closing Proration Time that the applicable Tenant leases space at the Property during the calendar year in which the Closing occurs and the denominator of which shall be 365.

D. Security Deposits/Advance Rent. Buyer shall receive a credit against the Purchase Price at Closing for all cash Tenant Deposits then outstanding under the Leases.

E. Utility Expenses and Deposits. Water, sewer, gas, waste fee, fire protection, electric and all other utility expenses and payments due or made with respect to the Property shall be prorated as of the Closing Proration Time, based upon the utility bills for the preceding period, or, at Seller’s option, the meters with respect thereto read as of Closing. Seller shall, to the extent assignable or transferable, assign and/or transfer all utility deposits, bonds, letters of credit or other security to Buyer and receive a credit for any such items actually transferred or assigned at Closing; Buyer shall notify all utilities, governmental agencies, suppliers and others providing services to the Real Property of the prospective change in ownership and operation of the Hotels. Notwithstanding the foregoing, at Seller’s election, any utility deposit, bond, letter of credit or other security may be released directly to Seller and Seller shall not receive a credit therefor.

F. Hotel Consumables. Seller shall have the right to remove from the Hotels, (i) any operating supplies that bear the Extended Stay America brand, logo or trademarks, (ii) breakfast supplies, and (iii) other consumables specific to the Extended Stay America brand; it being agreed that after the Effective Date, if Seller elects to remove any consumables falling within clause (i) or (iii) of this paragraph, Seller shall replenish all such removed consumables with generic supplies such that upon the Closing there shall be adequate stock generally consistent with the quantities in place on the Effective Date. To the extent inventory levels with respect to linens and towels at the Hotels shall not be at one and one-half (1 1/2) par at Closing, Buyer shall receive a credit against the Purchase Price at Closing in an amount sufficient to bring the inventory levels up to such a level.

G. Other Operating Expenses. All other operating expenses of the Property, including payments due or owing under any Contracts assumed by Buyer at Closing and any fees as to which periodic payments are made for applicable licenses and permits which are assigned to Buyer at Closing, if any, shall be prorated as of the Closing Proration Time, except that no insurance policies shall be assumed as Contracts and no insurance premiums shall be prorated, and Seller shall be entitled to any refunds of any premiums for such policies. Seller shall assign and/or transfer all Contract deposits or other security, if any, to Buyer and receive a credit therefor at Closing; Buyer shall notify all such Contract parties of the prospective change in ownership and operation of the Hotels.

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H. Employees. Seller shall be responsible for all liabilities accruing through the Closing Proration Time and calculated as if all of the Hotel Employees will be terminated, including, without limitation, liability for payment of all Hotel Employees’ wages, bonuses, commissions, vacation pay, paid time-off, sick time and other forms of compensation or benefits which Hotel Employees are entitled to receive and have otherwise accrued as of the Closing Proration Time, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such Hotel Employees. Buyer shall be responsible for all such liabilities accruing following the Closing Proration Time for any Hotel Employees who accept an offer of employment from Buyer in accordance with Section 8.6(A) herein.

I. Operating Taxes. Seller shall be responsible for, and shall pay in full when due, all Operating Taxes which accrue with respect to the Property prior to the Closing Date, and shall make all required filings in connection therewith. Purchaser shall be responsible for, and shall pay in full when due, all Operating Taxes which accrue with respect to the Property from and after the Closing Date, and shall make all required filings in connection therewith.

Section 7.2 Closing Statement and Schedules. On or before five (5) days prior to the Closing Date, Seller shall deliver to Buyer a current schedule of the items and amounts to be prorated or credited as set forth in this Article 7, and Seller shall cause the Closing Agent to prepare a draft closing statement for the Transaction.

Section 7.3 Reproration after Closing. The provisions of this Article 7 shall survive the Closing. If the actual amounts of any of the aforesaid proration items are unavailable as of the Closing Date, then such proration shall be made on the basis of an amount reasonably estimated by Buyer and Seller at Closing and Buyer and Seller shall thereupon reprorate such items at such times as the exact amounts for such proration items become available (but such prorations will be made within one hundred eighty (180) days after the Closing Date (other than prorations for real estate taxes which shall be made within eighteen (18) months after the Closing Date unless same pertains to a Parcel with respect to which there is, as of the Closing Date, a pending tax certiorari or similar proceeding, in which same such reproration shall occur promptly following the final resolution or settlement thereof) or upon such earlier date as the exact amounts for such proration become available); provided however, that no reproration adjustment shall be made if the net amount due is $5,000.00 or less, in the aggregate, and provided that any request is delivered to the party from whom payment is requested on or before one hundred eighty (180) days after Closing. In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller reasonably detailed backup to support Buyer’s position promptly upon request therefor by Seller.

Section 7.4 Closing Costs. Seller shall pay the following: (a) the fees and expenses of Seller’s attorneys, (b) the commission due any broker (including Broker) retained by Seller, (c) the costs (including recording costs) to cure any Title Objections that Seller elects or is otherwise required to Remove pursuant to the terms hereof and (d) one half of the escrow fees, if any, charged by the Closing Agent in connection with the Transaction. Buyer shall pay the following: (a) the costs of Buyer’s Due Diligence, (b) the fees and expenses of Buyer’s attorneys, (c) the commission due any broker retained by Buyer, (d) all lenders’ fees related to any financing to be obtained by Buyer; (e) one half of the escrow agent fees (if any are charged by the Closing Agent in connection with this Transaction). In addition, Buyer and Seller shall each pay the costs as set forth on Schedule B attached hereto.

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ARTICLE 8. REPRESENTATIONS AND WARRANTIES.

Section 8.1 Seller’s Representations and Warranties. Seller (on a joint and several basis), as of the date of the execution of this Agreement, represents and warrants to Buyer, and covenants with Buyer, as follows:

A. Organization, Power and Authority; Other Assets. Seller is duly organized, validly existing and in good standing under the Laws of the State of its organization or incorporation; is, to the extent required by Law, duly qualified to do business in the State in which the Property is located; and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. Seller has the full power and authority to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by such parties (i) has been duly and validly authorized by all necessary action on the part of such parties, (ii) does not conflict with or result in a violation of the organizational documents of such parties (including, as applicable, its articles of incorporation, charter or by-laws, its partnership agreement or its operating agreement), or any judgment, order or decree of any court or arbiter in any proceeding to which any such party is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which any such party is bound or to which it is a party. There are no lawsuits filed or served against Seller or, to Seller’s Knowledge, otherwise pending or threatened the outcome of which could adversely affect Seller’s ability to sell and convey the Property or otherwise perform its obligations under this Agreement. Exhibit J attached hereto is a true and complete list of all hotels owned by Seller and/or its affiliates.

B. Title to Real and Personal Property. Seller owns the Real Property in fee simple. Seller has not entered into any currently effective agreement to sell or dispose of all or any portion of any interest in and to the Real Property. Seller owns the Personal Property free and clear of liens, security interests and other encumbrances arising by, through or under Seller.

C. Leases.

(i) Tenants. Except for the Leases described on Exhibit M, Seller has not entered into any Leases and to Seller’s Knowledge there are no other Leases; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware, nor does Seller represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the Tenants will have performed their obligations thereunder. Seller has delivered true and complete copies of the Leases to Buyer.

(ii) Lease Defaults. Except for defaults cured on or before the date hereof, Seller has neither (1) received any written notice from any Tenant of the Property asserting or alleging that Seller is in default under such Tenant’s Lease, nor (2) sent to any Tenant of the Property any written notice alleging or asserting that such Tenant is in default under such Tenant’s Lease.

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D. Contracts. Except for (i) the Contracts which may be entered into in accordance with Section 5.3 herein, (ii) the Leases and (iii) the Permitted Title Exceptions, Seller has not entered into any Contracts that will be binding upon Buyer after the Closing, and to Seller’s Knowledge, there are no other Contracts which would be binding upon Buyer after the Closing.

E. Litigation Proceedings. Except as set forth on Exhibit O, there is no current or pending litigation or proceeding against Seller or its affiliates (with respect to the Property) or otherwise affecting the Property of which Seller has received written notice.

F. OFAC. Seller is not acting, directly or (to Seller’s Knowledge) indirectly, for, or on behalf of, any Person that (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, or any other relevant and applicable regulation or executive order administered by the Office of Foreign Assets Control of the United States Department of the Treasury, (ii) is a Person with which a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time, (iii) is a Person known by Seller or its affiliates to be controlled by any Person described in the foregoing items (i) or (ii) (with ownership of fifty percent (50%) or more of outstanding voting securities being presumptively a control position), or (iv) is a Person having its principal place of business, or the majority of its business operations (measured by revenues), located in any country described in the foregoing item (ii). In addition, Seller and each direct and (to Seller’s Knowledge) indirect owner of Seller do not themselves violate any of clauses (i)-(iv) above. As used in this Section 8.1(F), Section 8.1(B) and Section 8.5(E), the term “Person” means an individual, corporation, association, partnership, limited liability company, trust, joint venture, business trust or unincorporated organization or other entity or organization, or any court, tribunal, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, as well as territories and other political entities.

G. Government List. Neither Seller, nor any Person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). For purposes of this Agreement, “Government List” means of any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

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H. Labor. All Hotel Employees are employed by Manager. Seller has no employees. Neither Seller nor Manager has received any notice (with respect to clauses (i) and (ii)) or written notice (with respect to clauses (iii) and (iv)) of any pending (i) unfair labor practice charges, unlawful occupational safety practice investigations, charges or lawsuits, arbitrations or grievance proceedings of any kind by or on behalf of any of the Hotel Employees, (ii) investigations, complaints, charges or actions by or on behalf of any Hotel Employees alleging violations of the Fair Labor Standards Act, the Family Medical Leave Act or any other employment discrimination statute, regulation or ordinance, (iii) arrearages in the payment of any wages, benefits or payroll taxes that have not been previously resolved, and (iv) workers compensation claims pending or, to Seller’s Knowledge, threatened that have not been previously resolved. None of Seller, Manager or any of their respective affiliates is a party to any collective bargaining agreements with respect to the employment of the Hotel Employees and none of the Hotel Employees is represented by a labor organization.

I. Options/Rights of First Refusal. Seller has not granted any options or rights of first refusal to acquire any interest in the Property to any tenant or other party.

J. Violations. Except as set forth on Exhibit P, Seller has not received any written notice from any governmental entity or any other party alleging that the Property or its current uses are in violation of any Laws (and to Seller’s Knowledge no such violations exist), which violations, if any, have not heretofore been corrected in all material respects. Seller has not received any written notice from any party alleging that Seller is in default of any of its obligations under any title documents recorded against the Property, which default, if any, has not heretofore been corrected in all material respects.

K. ERISA. Seller is neither (i) a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); nor (ii) a disqualified person under Section 4975(e)(1) of the Code with respect to any such employee benefit or other plan under Section 4975 of the Code. Seller does not hold its interest in the Property with assets of an employee benefit plan within the meaning of 3(3) of ERISA or a plan within the meaning of Section 4975(e)(1) of the Code.

L. Environmental Studies. Seller has delivered copies of the most recent environmental studies or reports with respect to the Property in Seller’s possession or control. Buyer acknowledges and agrees that Seller has not and has no obligation to provide copies of environmental studies or reports that have been superseded by studies or reports delivered to Buyer.

M. Financial Statements. The financial statements for 2014 and 2015 attached hereto as Exhibit R are true and complete copies of the financial statements used by Seller in connection with its ownership and operation of the Property for the periods covered.

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N. Intellectual Property.

(a) To Seller’s Knowledge, Intangible Assets Owner is the sole and exclusive owner of all right, title, and interest in and to the Intangible Hotel Assets free and clear of any Liens. To Seller’s Knowledge, the Intangible Hotel Assets are valid and enforceable and are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge that restricts or impairs any such item. Seller has received no notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand challenging the legality, validity, enforceability, disclosure, use, ownership, prosecution, maintenance, transfer, licensing or other exploitation of any Intangible Hotel Assets. The Intangible Hotel Assets include all intellectual property necessary, in all material respects, for the operation of the Hotels as presently conducted.

(b) To Seller’s Knowledge none of (i) the Crossland Brand or (ii) the sale, license, distribution, or provision of products or services under the Crossland Brand interferes with, infringes upon, misappropriates, or otherwise comes into conflict, in any material respect, with any intellectual property rights of any third party. Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violations.

(c) To Seller’s Knowledge, no third party has interfered with, infringed with, infringed upon, misappropriated, or otherwise come into conflict, in any material respect, with any rights in or to the Crossland Brand and there are no facts raising a likelihood of any such interference, infringement, misappropriation, or conflict.

(d) Exhibit S attached hereto sets forth a true and complete listing of all registered (or applied for) trademarks and patents relating to the Crossland Brand as well as any and all URLs relating thereto.

O. No Assets of Operating Lessee or Manager. Except as set forth in Exhibit T, neither Operating Lessee nor Manager is a party to any agreement or instrument, nor does it have any right, title or interest in and to any asset or property, that would be necessary for the ownership and/or operation of the Property by Buyer following the Closing.

P. No Zoning Modification. There is not pending any written application submitted by or on behalf of Seller requesting any variance or other change or modification in the zoning of the Property.

Q. No Condemnation Proceedings. To Seller’s Knowledge, there are no pending condemnation actions with respect to the Property, and Seller has received no notice of any threatened condemnation actions with respect to the Property.

R. No Bankruptcy; Government Encumbrance. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets. To Seller’s Knowledge: (i) Seller has filed all required income tax returns and Operating Taxes returns in respect of the Property or the applicable Hotel, (ii) Seller has paid all Operating Taxes that are currently due and payable by Seller to any Governmental Authority, and (iii) there are no pending, or threatened (in writing) audits of any tax return for Operating Taxes filed by or on behalf of Seller in respect of the Property or the Hotels.

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S. License and Permits. Exhibit T sets forth a true and complete list of (x) the most recent business and lodging licenses and (y) the existing certificates of occupancy, in each case, relating to or issued with respect to the ownership and operation of the Property and held by Seller, Operating Lessee or Manager or any of their respective affiliates, each of which instruments (other than as expressly noted on said Exhibit T) is in full force and effect. Seller has delivered or otherwise made available to Buyer true and complete copies of all such instruments.

T. Tax Cert Proceedings. Attached hereto as Exhibit U is a true and complete list of all pending tax certiorari proceedings filed by or on behalf of Seller that are currently “open” or otherwise known to Seller to reduce the assessment of any Parcel for real estate tax purposes.

Section 8.2 Seller’s Warranties Deemed Modified. Because Buyer’s primarily reliance on the status of the matters addressed by Seller’s Warranties is Buyer’s own Due Diligence, to the extent that Buyer has Buyer’s Knowledge prior to the Effective Date that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Warranties shall be deemed modified to reflect Buyer’s Knowledge.

Section 8.3 Claims of Breach Prior To Closing. If at or prior to the Closing, Seller obtains actual knowledge that any Seller’s Warranty is untrue, inaccurate or incorrect (as of the date hereof), Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). Prior to the Closing, if Buyer or any Buyer’s Representative obtains actual knowledge that any Seller’s Warranty is untrue, inaccurate or incorrect, Buyer shall give Seller written notice thereof within five (5) Business Days of Buyer obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed fifteen (15) days) to attempt such cure. If any Seller’s Warranty is untrue, inaccurate or incorrect as of the date made or is no longer true, accurate and correct at the time of the Closing, and Seller is unable to so cure such misrepresentation or breach, then Buyer, as its sole remedy shall elect either (a) to waive such misrepresentation or breach and consummate the Transaction without any reduction of or credit against the Purchase Price, (b) if same pertains to Seller’s Warranties set forth in Sections 8.1(A), (F), (G), (K) or (R), to Terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event the Deposit shall be returned to Buyer, (c) if the same pertains to Seller’s Warranties set forth in Section 8.1(N) and Buyer’s aggregate damages resulting from such untruth, inaccuracy or incorrectness are reasonably estimated by Buyer to exceed One Million and No/100 Dollars ($1,000,000.00), to Terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event the Deposit shall be returned to Buyer, (d) if same pertains to any of the other Seller’s Warranties set forth in Section 8.1, then (X) if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of such Seller’s Warranties are reasonably estimated by Buyer to exceed five percent (5%) of the Purchase Price allocated to the Parcel or Parcels affected by such

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breach of Seller’s Warranties, to designate such Parcel(s) as a Terminated Parcel(s), or (Y) if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of such Seller’s Warranties (other than with respect to any Terminated Parcels) are reasonably estimated by Buyer to exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), to Terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event the Deposit shall be returned to Buyer. If Buyer elects the remedy set forth in clauses (c) or (d) of the immediately preceding sentence, Buyer shall provide to Seller with Buyer’s notice of termination reasonable evidence of the calculation of Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of such Seller’s Warranties and Seller shall have the right to nullify Buyer’s termination election by agreeing to pay to Buyer at Closing the amount of Buyer’s reasonably estimated damages resulting from the untruth, inaccuracy or incorrectness of such Seller’s Warranties, in which event Buyer shall be obligated to consummate the Transaction subject to such inaccuracy, and without further adjustment; provided, however, Buyer shall in no event be obligated to consummate the Transaction (and Seller’s nullification shall be void and of no force and effect) if all or a portion of such damages is (I) in the nature of potential liability for third party claims (as opposed to diminution in value of the affected Parcel) and (II) such portion of such damages, as reasonably estimated by Buyer, exceeds One Million and No/100 Dollars ($1,000,000.00) in the aggregate.

Section 8.4 Survival and Limits On Buyer’s Claims. Seller’s Warranties made pursuant to Section 8.1, as updated and remade in the reaffirmation delivered by Seller pursuant to Section 6.2(J), shall survive the Closing and not be merged therein for a period of fifteen (15) months and Seller shall only be liable to Buyer hereunder for a breach of such Seller’s Warranties with respect to which a claim is made by Buyer against Seller in writing on or before fifteen (15) months after the date of the Closing; provided, however, Seller’s Warranties set forth in Sections 8.1(A), (F), (G), (K) and (R) shall survive indefinitely. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties made pursuant to Section 8.1, as updated and remade in the reaffirmation delivered by Seller pursuant to Section 6.2(J), shall be subject to Seller’s Liability Limit other than Seller’s Warranties set forth in Sections 8.1(A), (F), (G), (K) and (R) which are not subject to any such liability limit. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing (Buyer’s remedy being as set forth in Section 8.3), or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated by Buyer to aggregate less than One Hundred Thousand and No/100 Dollars ($100,000.00).

Section 8.5 Buyer’s Representations and Warranties. Buyer, as of the Effective Date, represents and warrants to Seller as follows, and as a condition precedent to Seller’s obligation to consummate the Transaction at Closing pursuant to the terms of this

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Agreement, the following representations of Buyer shall be true and correct in all material respects as of the Closing Date:

A. Organization, Power and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware, is, or will by the Closing Date be, to the extent required by Law, duly qualified to do business in the State in which the Property is located and has or will have, as of the Closing Date (as applicable), all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. Buyer has the full power and authority to enter into this Agreement and the execution and delivery of this Agreement by Buyer (i) has been duly and validly authorized by all necessary action on the part of Buyer, (ii) to the knowledge of the officer of Buyer signing this Agreement, does not conflict with or result in a violation of Buyer’s certificate of formation or operating agreement or any judgment, order or decree of any court or arbiter in any proceeding to which Buyer is a party, and (iii) to the knowledge of the officer of Buyer signing this Agreement, does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Buyer is bound or to which it is a party. There are no lawsuits filed or served against Buyer or, to Buyer’s Knowledge, otherwise pending or threatened the outcome of which could adversely affect Buyer’s ability to purchase the Property or otherwise perform its obligations under this Agreement.

B. No Bankruptcy. Buyer has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state Law relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

C. Sophisticated Buyer. Buyer is an experienced investor that specializes in the investment in and ownership and operation of hotel properties in geographically diverse markets. As such, it is a sophisticated real estate owner, investor and manager with particular experience in the acquisition, ownership and operation of hotels similar to the Hotels. Buyer warrants and represents that it has the ability through its own employees, or through agents, independent contractors, consultants or other experts with whom it has a relationship, to evaluate fully the investment characteristics of the Hotels and to assess fully all issues pertaining to title to the Property, the value of the Property, the rights and liabilities of Buyer as the successor to Seller under any agreements assumed hereunder, the past performance of the Hotels, the projected performance of the Hotels, the structural integrity and soundness of all improvements and structures located on the Real Property, the environmental condition of the Real Property, and the compliance of the Hotels and the operation and management thereof with all Laws. Accordingly, Buyer warrants and represents that, except for Seller’s Warranties, Buyer has not and will not rely upon any warranty, representation, statement of fact, or other information made by or furnished by or on behalf of Seller or any of their affiliates or representatives, but is relying solely on its own investigations, assessments, evaluations, and those of its own employees, agents, independent contractors, consultants, and other experts with whom it is dealing in connection with this Transaction.

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D. [Intentionally Deleted]

E. OFAC; Money Laundering. Buyer is not acting, directly or (to Buyer’s Knowledge) indirectly, for, or on behalf of, any Person that (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, or any other relevant and applicable regulation or executive order administered by the Office of Foreign Assets Control of the United States Department of the Treasury, (ii) is a Person with which a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time, (iii) is a Person known by Buyer or its affiliates to be controlled by any Person described in the foregoing items (i) or (ii) (with ownership of fifty percent (50%) or more of outstanding voting securities being presumptively a control position), or (iv) is a Person having its principal place of business, or the majority of its business operations (measured by revenues), located in any country described in the foregoing item (ii). In addition, Buyer and each direct and (to Buyer’s Knowledge) indirect owner of Buyer do not themselves violate any of clauses (i)-(iv) above. Neither Buyer, nor any Person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

F. Survival of Buyer’s Warranties. Buyer’s Warranties contained in this Agreement shall survive Closing for a period of fifteen (15) months; provided, however, Buyer’s representations set forth in Sections 8.5(A), (B) and (E) shall survive indefinitely.

Section 8.6 Buyer’s Assumption of Seller Obligations.

A. Employees. Within seven (7) days following the Effective Date, Seller shall provide Buyer with a list of all Hotel Employees showing the following information in relation to each such Hotel Employee: name, location, date of hire, job title and hourly rate. Seller shall provide Buyer with an updated list of Hotel Employees setting forth the same information within two (2) Business Days prior to Closing. Seller shall terminate (or, if applicable, shall cause the Manager to terminate) all Hotel Employees as of the Closing, subject to Seller’s right to offer continued employment to any Hotel Employee at other properties owned by Seller or Seller’s affiliates during (and only during) the period commencing on the Effective Date and ending on the date that is thirty-nine (39) days after the Effective Date, provided, however, if Buyer elects to extend the Closing Deadline pursuant to Section 3.1 hereof, such thirty-nine (39) day period shall be extended to end on the date that is fourteen (14) days after Seller receives Buyer’s extension notice thereunder; it being agreed that Seller shall provide Buyer with a list of all Hotel Employees that have accepted such offer of continued employment no later than thirty-nine (39) days after the Effective Date or fourteen (14) days after Seller’s receipt of Buyer’s notice of election to extend the Closing Deadline. Buyer then may, in its discretion, or may cause Buyer’s property manager to, extend an offer of employment to any Hotel Employees not so identified as retained by Seller, and Buyer shall provide Seller with a list

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of all Hotel Employees that have accepted such offer of employment on or prior to the Closing Date. Seller shall be solely responsible for all obligations required under the WARN Act and COBRA. The provisions of this Section 8.6(A) shall survive the Closing.

B. Contracts and Leases. Seller shall cause all Contracts to be terminated at Closing other than any Contracts entered into in accordance with Section 5.3. At the Closing, Seller shall assign to Buyer, pursuant to the terms of the Assignment and Assumption of Contracts, Warranties and Other Interests (attached hereto as Exhibit E) and Assignment and Assumption of Leases (attached hereto as Exhibit D), all right, title and interest of Seller in and to any Contracts entered into in accordance with Section 5.3, if applicable, and the Leases, and Buyer shall assume all of the obligations of Seller under any assigned Contracts and Leases arising from and after the Closing Date.

C. Guest Baggage. All baggage of Hotel guests which has been checked with or left in the care of Seller shall be inventoried, sealed and tagged jointly by Seller and Buyer immediately after the Closing Date. Buyer hereby indemnifies Seller against all claims, losses or liabilities with respect to such baggage arising following the Closing Date. The provisions of this Section 8.6(C) shall survive the Closing.

D. Safe Deposit Boxes. On the Closing Date, Seller shall deliver to Buyer all keys to any safe deposit boxes at the Hotel, all receipts and agreements relating to such safe deposit boxes and a complete list of safe deposit boxes which are then being used, which list shall contain the name and room number of each depositor. If any guest shall rent any safe deposit box after Seller shall have given to Buyer such keys, Buyer shall be solely responsible for all property deposited into such safe deposit box. On the day immediately prior to the Closing Date, Seller shall send a written notice to guests at the Hotel who then are utilizing safe deposit boxes, advising them of the pending sale of the Hotel to Buyer and the procedures to be followed pursuant to this Section and requesting the removal and verification of the contents thereof on the day immediately preceding the Closing Date. All such removals and verifications shall be under the joint supervision of Buyer and Seller, and the contents recorded. Any property in safe deposit boxes as of the Closing Date (whether or not so recorded) shall be the responsibility of Buyer. The obligations of Buyer and Seller under this Section shall survive the Closing.

ARTICLE 9. CASUALTY AND CONDEMNATION. If after the Effective Date and prior to the Closing Date, any portion of the Improvements is damaged or destroyed by fire or other casualty, or there shall be commenced or instituted against any portion of the Property any Condemnation Proceeding, Seller shall promptly give written notice of such event to Buyer, and the following provisions shall apply notwithstanding the contrary terms of any applicable Laws with respect to the subject matter of this Article 9:

Section 9.1 Major Event. If such damage or destruction causes damage which requires repair or restoration the cost of which is equal to or greater than twenty-five percent (25%) of the Purchase Price allocated to the affected Parcel, as determined by a third party contractor selected by Buyer and reasonably acceptable to Seller, or if such Condemnation Proceeding would result in the taking of a portion of any individual Parcel that would (i) materially, adversely interfere with the business operations of such Parcel, (ii) result in a

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permanent lack of or material adverse effect on legal access of such Parcel, or (iii) involve condemnation proceeds likely equal to or greater than twenty-five percent (25%) of the Purchase Price allocated to the affected Parcel, as determined by a third party appraiser selected by Buyer and reasonably acceptable to Seller, then Buyer shall have the right to designate such Parcel as a Terminated Parcel by written notice to Seller given no later than ten (10) Business Days after Buyer’s receipt of Seller’s notice of such event.

Section 9.2 Closing Despite Casualty/Condemnation. If a casualty or Condemnation Proceeding occurs and Buyer shall not, or has no right to, Terminate this Agreement on account thereof, then at Closing (a) the conveyance of the Property shall be less such portion of the Property so taken by (or, as applicable, shall be subject to) said Condemnation Proceeding, without adjustment of the Purchase Price, (b) Seller shall assign to Buyer (without recourse to Seller) all the rights to all awards or insurance proceeds with respect to such casualty or Condemnation Proceeding (except for business interruption coverage with respect to Rental Payments prior to Closing); (c) Seller shall provide a credit at Closing equal to (i) Seller’s deductible under Seller’s insurance policy, plus all proceeds or awards previously paid to Seller with respect to such casualty or Condemnation Proceeding, less (ii) an amount equal to the sum of (A) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with such casualty or Condemnation Proceeding, (B) any portion of any Condemnation Proceeding award that is allocable to loss of use of the Property prior to Closing, and the proceeds of any rental loss, business interruption or similar insurance to the extent allocable to the period prior to the Closing Date, and (C) the reasonable and actual costs incurred by Seller in stabilizing and/or repairing the Property following a casualty, provided that Seller shall consult with Buyer with regard to any such stabilization or repair activities prior to taking such actions, to the extent feasible (and to the extent the sum of the items in (ii) is greater than the items in (i), Buyer shall pay such excess to Seller within one (1) Business Day after receipt of such awards or proceeds after Closing).

ARTICLE 10. OTHER CONDITIONS TO CLOSING. The obligation of Buyer and Seller to close the Transaction shall be further subject to the satisfaction at or prior to Closing of the conditions precedent set forth in this Article 10.

Section 10.1 Conditions to Buyer’s Obligations. The conditions precedent to Buyer’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Buyer in writing, at its sole option:

A. Representations. Seller’s Warranties, subject to Sections 8.2 and 8.3, shall be true and correct on and as of the Closing Date., except as modified in a manner permitted by the Agreement, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

B. Title Policy. At Closing, Buyer shall have received such conveyance of title to the Real Property as will enable the Title Company to issue the Title Policy (or a specimen or proforma policy thereof or “marked” title commitment) to Buyer subject only to the Permitted Title Exceptions and consistent with Section 4.3 hereof.

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C. Seller Compliance. Seller shall have performed all of the material covenants, undertakings and obligations to be performed or complied with by Seller at or prior to the Closing.

Section 10.2 Conditions to Seller’s Obligations. The conditions precedent to Seller’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Seller in writing, at its sole option:

A. Representations. Buyer’s warranties set forth in Section 8.5, shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by the Agreement, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

B. Buyer Compliance. Buyer shall have performed all of the material covenants, undertakings and obligations to be performed or complied with by Buyer at or prior to the Closing.

Section 10.3 Waiver of Conditions. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Sections 10.1 and 10.2, respectively.

ARTICLE 11. TRANSACTION ISSUES: BROKERS, CONFIDENTIALITY AND INDEMNITY.

Section 11.1 Brokers. Each party represents to the other that such party has not incurred any obligation to any broker or real estate agent with respect to the purchase or sale of the Property except for the Broker defined herein, which obligation has been incurred by Seller pursuant to a separate agreement with Broker executed in connection with the Transaction. Seller shall, upon the Closing of this Transaction and receipt by Seller of the Purchase Price, pay to Broker a sales commission pursuant to the terms of a separate written agreement with Broker. Except for Broker and such commission payable as set forth above, Seller and Buyer each hereby (a) represents and warrants to the other that it has not employed, retained or consulted any broker, agent, or finder in carrying on a negotiation in connection with this Agreement or the Transaction, and (b) indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees actually incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission or other compensation arising by reason of the indemnitor’s breach of this representation and warranty. This Section 11.1 shall survive the Closing or any termination of this Agreement.

Section 11.2 Confidentiality. Seller and Buyer shall keep the terms of this Agreement, and any non-public information exchanged in connection with this Agreement, confidential except for (1) disclosure to such party’s (or its affiliates) managers (including any

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managing member), officers, directors, employees, agents, limited partners, general partners, members, legal counsel, accountants, consultants, and advisors (provided that the party making the disclosure shall (a) instruct the recipient to keep the information confidential, and (b) be deemed to have breached this provision if such recipient makes a disclosure that the disclosing party is not permitted to make under this provision), (2) disclosure to such party’s actual and/or prospective lenders, derivative counterparties and investors (including actual and/or prospective investors in one or more affiliates of a party) (it being understood that any disclosure to any prospective lenders, derivative counterparties or investors shall be governed by a non-disclosure agreement, confidentiality agreement or other analogous document or arrangement), and (3) disclosures which a party determines to be necessary in order to fulfill the disclosure obligations of such party or its affiliates imposed by law, regulatory or legal process. Notwithstanding anything to the contrary contained herein, Buyer shall have the right to discuss the contemplated transition of ownership of the Property from Seller to Buyer with potential suppliers and vendors. No party hereto shall make any public statement or issue any press release with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer or Seller (as the case may be), except (i) as may be required by law or a court, or (ii) pursuant to, or in connection with, any filings with the Securities and Exchange Commission or by any rules or regulations of any public stock exchange or stock quotation system that may be applicable to a party hereto or any of their direct or indirect constituent owners or affiliates; it being agreed that a copy of any such public statement or press release shall be provided to the other party at least one (1) Business Day in advance of issuance. Notwithstanding anything to the contrary contained herein, in no event will any announcement or disclosure reference any affiliate of Buyer or any direct or indirect owner, member, partner, manager, parent, director, officer or employee of Buyer or of any affiliate of Buyer (other than the Buyer named herein and Westmont Hospitality Group as being affiliated with Buyer and day-to-day operator of Buyer and/or its parent) without the prior written consent of Buyer. The terms and provisions of this Section 11.2 shall survive the Closing or any termination of this Agreement.

Section 11.3 Indemnity.

(a) Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (i) its breach of the terms of Section 11.2; (ii) the entry on the Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (ii) shall not apply to (A) the mere discovery of a pre-existing environmental or physical condition at the Property or (B) any Liabilities caused by the gross negligence or willful misconduct of Seller or any Seller Parties; or (iii) third party tort or employment related claims incurred or attributable to the ownership or operation of the Property on or after the Closing Date. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

(b) Seller hereby agrees to indemnify, defend, and hold Buyer and each of Buyer’s Representatives free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (i) its breach of the terms of Section 11.2; (ii) the proceedings described in Exhibit O; (iii) any Operating Taxes attributable to periods prior to the Closing (including, without limitation, the cost of any audit

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with respect thereto), provided that to the extent that any Clearance Document obtained by Seller, either before or after Closing, shall serve to eliminate or reduce the potential Liabilities with respect thereto, then such indemnity obligation on the part of Seller shall be correspondingly eliminated or reduced, or (iv) third party tort or employment related claims incurred or attributable to the ownership or operation of the Property prior to the Closing Date. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

ARTICLE 12. DEFAULT AT OR PRIOR TO CLOSING.

Section 12.1 Buyer Default. If Buyer defaults in the observance or performance of its material covenants and obligations hereunder, and such default continues for five (5) Business Days after the date of receipt of written notice from Seller demanding cure of such default, Seller shall be entitled, as its sole and exclusive remedy hereunder, to Terminate this Agreement by written notice to Buyer of such termination and to receive payment of the Deposit as full liquidated damages for such default of Buyer (and Escrow Agent shall deliver such payment within five (5) Business Days after such demand of Seller), the parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by Seller upon Buyer’s default, that such forfeiture of the Deposit is intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom, it being otherwise difficult or impossible to estimate Seller’s actual damages which would be suffered by Seller in the event of default by Buyer. Except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including any indemnification provisions set forth in this Agreement, Seller’s right to Terminate this Agreement and receive payment of the Deposit as full liquidated damages, are Seller’s sole and exclusive remedies in the event of default hereunder by Buyer, and Seller hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue Buyer for damages or to prove that Seller’s actual damages exceed the Deposit which is hereby provided Seller as full liquidated damages, (2) any right to sue Buyer for specific performance, or (3) any other right or remedy which Seller may otherwise have against Buyer, either at law, or equity or otherwise.

Section 12.2 Seller Default. If Seller defaults in the observance or performance of its covenants and obligations hereunder and such default continues for the greater of five (5) Business Days after the date of receipt of written notice from Buyer demanding cure of such default, or the expiration of other applicable cure periods set forth in this Agreement, then Buyer shall be entitled either, at Buyer’s option, (i) without waiving the right to elect the option to Terminate this Agreement, to sue Seller for specific performance of this Agreement, but only if such suit is filed within sixty (60) days after the occurrence of Seller’s alleged default, or (ii) to Terminate this Agreement by the delivery to Seller of notice of such termination and Buyer shall be entitled to the return of the Deposit and Seller shall also reimburse Buyer for its actual and reasonable out-of-pocket expenses incurred in connection with this Agreement in an amount not to exceed One Million and No/100 Dollars ($1,000,000.00). Except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including any indemnification provisions set forth in this Agreement, Buyer’s

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rights to so Terminate this Agreement or sue for specific performance, are Buyer’s sole and exclusive remedies hereunder in the event of default hereunder by Seller, and Buyer hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue for damages, or (2) any other right or remedy which Buyer may otherwise have against Seller either at law, in equity or otherwise. Buyer agrees that its failure to timely commence an action for specific performance within such the period noted above shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 13. NOTICES. All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Buyer under this Agreement shall be properly given only if made in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air or Airborne Express), or (d) by e-mail to the e-mail addresses listed below (provided that a copy of such notice is also delivered within one (1) Business Day to the party by one of the other methods listed herein), with all postage and delivery charges paid by the sender and addressed to the Buyer or Seller, as applicable as set forth below, or at such other address (or telecopy number) as each may request in writing. Such notices delivered by hand, by telecopy, or overnight delivery service shall be deemed received on the date of delivery and, if mailed, shall be deemed received upon the earlier of actual receipt or two days after mailing. Said notice addresses are as follows (and Seller and Buyer shall have the right to designate changes to their respective notice addresses, effective five (5) days after the delivery of written notice thereof):

If to Seller:

c/o Extended Stay America

11525 North Community House Rd. Suite 100

Charlotte, NC 28277

Attention: John R. Dent

Telephone No.: 980.345.1728

Email: jdent@extendedstay.com

And:

Attention: Jonathan Halkyard

Telephone No.: 980.345.1585

Email: jhalkyard@extendedstay.com

With a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 Attention: Alison Jones Telephone No.: 404.881.7557 Email: alison.jones@alston.com

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If to Buyer:	Bryan Cave LLP 1290 Avenue of the Americas New York, NY 10104 Attention: Ronald B. Emanuel Telephone No.: 212.541.2334 Email: rbemanuel@bryancave.com

With a copy to:	Bryan Cave LLP 1290 Avenue of the Americas New York, NY 10104 Attention: Ian M. Weiskopf Telephone No.: 212.541.1180 Email: ian.weiskopf@bryancave.com

And to:	Westmont Hospitality Group 5847 San Felipe, Ste. 4650 Houston, TX 77057 Attention: Mohamed Thowfeek Telephone No.: 713.782.9100 Email: mohamed.thowfeek@whg.com

And to:	Andrews Kurth LLP 600 Travis, Ste. 4200 Houston, TX 77002 Attention: Dan E. McCormick, Esq. Telephone No.: 713.220.4672 Email: danmccormick@andrewskurth.com

ARTICLE 14. GENERAL PROVISIONS.

Section 14.1 Execution Necessary. This Agreement shall not be binding upon Seller until fully executed and delivered by Seller, and no action taken by Seller’s representatives shall be deemed an acceptance of this Agreement until this Agreement has been so executed by Seller and delivered to Buyer.

Section 14.2 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties to this Agreement.

Section 14.3 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Buyer shall not have the right to assign or delegate any right, duty or obligation of Buyer under this Agreement in whole or in part to any other party without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and

Purchase Agreement

void ab initio. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement or to cause Seller to convey the Property to one or more affiliate(s) of Buyer which is directly or indirectly owned and controlled by Buyer or directly or indirectly under common control and common ownership with Buyer. Buyer shall also have the right to designate Westmont Hospitality Group or its affiliates to take title to all or a portion of the Intangible Hotel Assets including, without limitation, the Crossland Brand. In connection therewith, Buyer shall notify Seller as to any such assignment or designation not less than five (5) days prior to the Closing Date and, in connection with any such assignment, Buyer shall also provide Seller with a written assignment of this Agreement pursuant to which Buyer’s obligations hereunder are expressly assumed by such assignee, together with evidence reasonably satisfactory to Seller of the valid legal existence of Buyer’s assignee, its qualification (if necessary) to do business in the jurisdiction in which the Property is located and of the authority of Buyer’s assignee to execute and deliver any and all documents required of Buyer under the terms of this Agreement. Notwithstanding the foregoing, the exercise of such right by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive the Closing or the termination of this Agreement, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgements and agreements of Buyer set forth herein, all of which are binding upon the assignee of Buyer. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

Section 14.4 Governing Law. This Agreement shall be governed by the Laws of the State of New York, except as relates to enforcement by the parties of any of its remedies hereunder with respect to a specific Parcel, in which case the Laws of the state in which such Parcel is located shall control. The provisions of this Section 14.4 shall survive the Closing or any earlier termination of this Agreement.

Section 14.5 Entire Agreement. This Agreement and all the exhibits and schedules referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding (including without limitation any letter of intent or similar proposals or correspondence between Buyer or its affiliates, and Seller or its affiliates, and any separate confidentiality or similar agreement entered into by Buyer or its affiliates) pertaining to any of the matters connected with this Transaction shall be effective for any purpose. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

Section 14.6 Time is of the Essence. TIME IS OF THE ESSENCE of the Transaction and this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

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Section 14.7 Interpretation. The titles, captions and paragraph and section headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one person or entity, then all such persons and entities shall be included jointly and severally, even though the defined term for such party is used in the singular in this Agreement. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. The provisions of this Section 14.7 shall survive the Closing or any earlier termination of this Agreement.

Section 14.8 Survival. Except as expressly set forth herein to the contrary, the covenants, agreements, indemnities, representations and warranties contained herein shall not survive the Closing Date or any termination of this Agreement.

Section 14.9 Further Assurances. Each party agrees to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party. The provisions of this Section 14.9 shall survive the Closing.

Section 14.10 Exclusive Application. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than Buyer and Seller hereto any right, remedy or claim under or by reason of this Agreement. All terms and conditions of this Agreement shall be for the sole and exclusive benefit of the parties hereto and may not be assigned.

Section 14.11 Partial Invalidity. If all or any portion of any of the provisions of this Agreement shall be declared invalid by Laws applicable thereto, then the performance of said offending provision shall be excused by the parties hereto; provided, however, that, if the performance of such excused provision materially affects any material aspect of this Transaction and the other party does not upon demand enter into a modification or separate agreement which sets forth in valid fashion the covenants of such offending provision in a manner which counsel to both parties determine is valid, then the party hereto for whose benefit such excused provision was inserted in this Agreement shall have the right, exercisable by written notice given to the other party within ten (10) days after such provision is so declared invalid, to Terminate this Agreement.

Purchase Agreement

Section 14.12 Waiver Rights. Buyer reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of Buyer. Seller reserves the right to waive, in whole or in part, any provision hereof that is for the benefit of Seller.

Section 14.13 No Implied Waiver. Unless otherwise expressly provided herein, no waiver by Seller or Buyer of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Buyer upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Buyer of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

Section 14.14 Rights Cumulative. All rights, powers, options or remedies afforded to Seller or Buyer either hereunder or by Law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by Law, unless expressly provided to the contrary herein.

Section 14.15 Attorney’s Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorney’s fees, expended or incurred in connection therewith. The provisions of this Section 14.15 shall survive the Closing or any earlier termination of this Agreement.

Section 14.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 14.17 Electronic Signatures. Signatures to this Agreement transmitted by telecopy, PDF or other electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied, PDF or electronic signature and shall accept the telecopied or electronic signature of the other party to this Agreement.

Section 14.18 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or

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any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 12.2 hereof.

Section 14.19 No Consequential or Punitive Damages. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller or Buyer pursuant hereto or in connection herewith, in no event shall Seller or Buyer be liable for consequential, punitive and/or exemplary or special damages of any nature whatsoever. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

Section 14.20 Exhibits and Schedules. All exhibits and schedules referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

Section 14.21 Jurisdiction. With respect to any suit, action or proceedings relating to the Transaction, this Agreement, the Property or the relationship of Buyer and Seller hereunder (“Proceedings”) each party irrevocably (a) submits to the exclusive jurisdiction of the Courts of the City of New York, State of New York and the United States District Court for the Southern District of New York, and (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

ARTICLE 15. EARNEST MONEY AND ESCROW AGENT. The Deposit shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

Section 15.1 Deposit. Escrow Agent shall invest the Deposit in interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Deposit with any funds of Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

Section 15.2 Delivery at Closing. If the Closing occurs, Escrow Agent shall deliver the Deposit to, or upon the instructions of, Buyer and Seller on the Closing Date.

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Section 15.3 Return or Delivery of Deposit Outside Closing. Escrow Agent shall deliver the Deposit to Seller or Buyer only upon receipt of a written demand therefor from such party, after which Escrow Agent shall give written notice to the other party of such demand. Thereafter, (a) if Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, then Escrow Agent is hereby authorized to make such payment, but (b) if Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

Section 15.4 Stakeholder. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in willful disregard of this Agreement, but shall only be liable for its grossly negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s gross negligence or willful disregard of Escrow Agent’s duties hereunder. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder (including, without limitation, reasonable legal fees incurred in connection with commencing and prosecuting any action by way of interpleader if Seller and Buyer dispute the disposition of the Deposit), except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent. Escrow Agent shall be deemed to have acted in good faith if it takes or fails to take any action based on the reasonable advice of counsel.

Section 15.5 Taxes. The party receiving the Deposit (or the benefit thereof) shall pay any income taxes on any interest earned on the Deposit.

Section 15.6 Execution by Escrow Agent. Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall hold and disburse the Deposit in accordance with the provisions of this Article 15. Buyer and Seller are free to amend or modify this Agreement without Escrow Agent’s signature as long as such amendment does not affect Escrow Agent’s duties or liability hereunder.

ARTICLE 16. STATE SPECIFIC PROVISIONS.

Section 16.1 Special District Disclosure Statement. WITH RESPECT TO ANY PARCEL LOCATED IN COLORADO, SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN

Purchase Agreement

SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER OR THE COUNTY ASSESSOR.

Section 16.2 DTPA Waiver. BUYER REPRESENTS AND WARRANTS TO SELLER THAT (A) BUYER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION, (B) BUYER IS REPRESENTED BY LEGAL COUNSEL, (C) THE PROPERTY WILL NOT BE USED AS A FAMILY RESIDENCE, (D) BUYER IS A BUSINESS CORPORATION THAT EITHER HAS ASSETS OF $5,000,000 OR MORE, OR IS OWNED OR CONTROLLED BY A CORPORATION OR ENTITY WITH ASSETS OF $5,000,000 OR MORE, OR BUYER IS A SOPHISTICATED REAL ESTATE INVESTOR AND HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION. BUYER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS, REMEDIES AND BENEFITS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT (SECTIONS 17.41 AND FOLLOWING OF THE TEXAS BUSINESS AND COMMERCE CODE) (THE “DTPA”) AND ANY OTHER SIMILAR CONSUMER PROTECTION LAW, WHETHER FEDERAL, STATE OR LOCAL. BUYER COVENANTS NOT TO SUE SELLER UNDER THE DTPA OR ANY SUCH SIMILAR CONSUMER PROTECTION LAW.

Section 16.3 Radon Disclosure. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over a period of time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health department.

Section 16.4 Energy Consumption Data. By entering into this Agreement, Buyer acknowledges that it has received from Seller the United States Environmental Protection Agency’s ENERGY STAR® Portfolio Manager benchmarking data and ratings required by the Program, as defined below. See California Public Resources Code §25402.10, and California Code of Regulations, Title 20, Section 1680, as amended or supplemented from time to time (such laws including similar legislation and/or codes, as amended or supplemented from time to time, are collectively referred to herein as the “Program”).

Section 16.5 Certain Louisiana Defined Terms. With respect to any Parcel located in Louisiana, (i) the Deposit will not be deemed to be “earnest money”, as that term is used in Louisiana law and (ii) the following terms shall have the following meanings, as applicable:

(a) The term “real property” shall mean, refer to and include “immovable property” and the term “personal property” shall mean, refer to and include “movable property”, as those terms are used in the Louisiana Civil Code;

Purchase Agreement

(b) The term “tangible” shall mean, refer to and include “corporeal” and “intangible” shall mean, refer to and include “incorporeal”;

(c) The terms “fee estate,” “fee ownership,” “fee simple,” “fee simple title” and “fee simple absolute title” shall mean, refer to and include “full ownership”, as that term is used in Louisiana law;

(d) The term “condemnation” shall mean, refer to and include “expropriation” as that term is used in Louisiana law;

(e) The term “easement” shall mean, refer to and include “servitude” as that term is used in the Louisiana Civil Code;

(f) The term “building” shall mean, refer to and include “other constructions” as that term is used in the Louisiana Civil Code;

(g) The term “county” shall mean, refer to and include “parish”;

(h) The term “lien” shall mean, refer to and include will also mean a privilege, mortgage, security interest, pledge, assignment, or other encumbrance;

(i) The term “joint and several” shall mean, include and refer to “in solido” as that term is used in Louisiana law;

(j) The term “marketable” shall mean, refer to and include “merchantable”;

(k) The term “fixture” shall mean, refer to and include “component part” as that term is used in Louisiana law; and

(l) The term “limited or special warranty deed” shall mean, refer to and include “act of sale with warranty of title limited to the acts of Seller” as that term is used in Louisiana law.

Section 16.6 New Mexico Indemnification. With respect to any Parcel located in New Mexico, to the extent, if at all, a court of competent jurisdiction determines that Section 56-7-1 NMSA 1978 applies to any indemnification provisions in this agreement, including certain types of insurance coverage as set forth in Section 56-7-1 NMSA 1978, such contractual indemnities shall not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligence, act or omission of the indemnitee or additional insured, as the case may be, its officers, employees or agents and shall further be modified, if required, by the provisions of Section 56-7-1(B) NMSA 1978.

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Section 16.7 Statutory Disclaimer ORS 93.040(2). WITH RESPECT TO ANY PARCEL LOCATED IN OREGON, THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

Section 16.8 Clearance Procedures. Buyer’s and Seller’s obligations with respect to so called “Bulk Sales” and other state specific tax and other clearance procedures shall be governed in accordance with Exhibit N, which is attached hereto and shall be incorporated herein and made a part hereof for all purposes.

ARTICLE 17. DEFLAGGING. Seller hereby agrees to use commercially reasonable efforts to remove all signs, logos and other identifying marks, except as relates to the Crossland Brand, from the Hotels and to repair any damage caused by such removal within sixty (60) days after Closing at Seller’s sole cost and expense, in compliance of all Laws, and in a manner so as to minimize interference with the operation of the Property. Seller will discuss and coordinate any work to be performed by or on behalf of Seller after the Closing Date pursuant to this Section with Buyer prior to the performance of such work. The provisions of this Section 17 shall survive the Closing.

[Signatures on the Following Pages]

Purchase Agreement

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first above written.

SELLER:

/s/ David Clarkson	ESA P PORTFOLIO L.L.C.,
Witness	a Delaware limited liability company
Print Name:
David Clarkson
	By:	/s/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
/s/ Howard Weissman	Title:	VP and Treasurer
Witness
Print Name:
Howard Weissman
ESH/TN PROPERTIES L.L.C., a Delaware limited liability company
/s/ David Clarkson
Witness
Print Name:	By:	/s/ Jonathan S. Halkyard
David Clarkson	Name:	Jonathan S. Halkyard
	Title:	VP and Treasurer
/s/ Howard Weissman
Witness
Print Name:
Howard Weissman

[Signatures Continue on the Following Page]

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ESH STRATEGIES BRANDING LLC, a Delaware limited liability company
/s/ David Clarkson
Witness
Print Name:	By:	/s/ Jonathan S. Halkyard
David Clarkson	Name:	Jonathan S. Halkyard
	Title:	VP and Treasurer
/s/ Howard Weissman
Witness
Print Name:
Howard Weissman

[Signatures Continue on the Following Page]

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BUYER:

/s/ Christina Rogers	DW CROSSLAND OWNER LLC, a
Witness	Delaware limited liability company
Print Name:
Christina Rogers	By:	/s/ Dorraine Lallani
	Name:	Dorraine Lallani
	Title:	Authorized Rep

/s/ Di’ron Gains Witness
Print Name: Di’ron Gains

[Remainder of Page Intentionally Blank]

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The undersigned has executed this Agreement solely to confirm its agreement to (i) hold and disburse the Deposit in accordance with the provisions hereof and (ii) comply with the provisions of Article 15.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Christopher M. Hultzman
Name:	Christopher M. Hultzman
Title:	Underwriting Counsel

Date: September 17, 2015

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SCHEDULE A

DEFINITIONS

“Accounts Receivable” shall mean any and all rents, deposits and other sums and charges (including Guest Ledger Receivables) owing to Seller that are in any way attributable to the operation of the business at the Hotels, including, without limitation: (a) amounts receivable in connection with the letting of rooms or the provision of any other service by or on behalf of Seller on the Real Property; (b) credit card charges, whether or not they have been submitted to the applicable credit card company; and (c) rents and/or license fees due from Tenants under Leases.

“Agreement” shall mean this Purchase and Sale Agreement between Seller and Buyer including all schedules, exhibits and other attachments hereto, and documents incorporated herein by reference, as referenced in the first paragraph of this Agreement.

“Assumed Payables” is defined in Section 7.1(B).

“Bookings” shall mean all contracts or reservations for the use of guest rooms at the Hotels.

“Broker” shall mean Jones Lang LaSalle Americas, Inc., which broker has been retained by Seller.

“Business Day” shall mean Monday through Friday excluding holidays recognized by the state government of the State in which the Property is located.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer’s Diligence Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives in connection with Buyer’s Due Diligence.

“Buyer’s Knowledge” or words of similar import shall refer only to the actual knowledge of Eric Calder and Michael Klingher, who are primarily responsible for the acquisition of the Property on behalf of Buyer; provided, however, Buyer’s Knowledge shall also be deemed to include all facts or circumstances disclosed in this Agreement, any documents executed by Seller and delivered in connection with the Closing hereunder, Buyer’s Diligence Reports, the Title Report, the Survey, and any other Documents; provided, however, Buyer’s Knowledge with respect to the Documents (other than the Title Report and the Survey) prior to the Effective Date shall be deemed to include only those Documents available on the electronic data room maintained for this Transaction prior to the date which is two (2) Business Days prior to the Effective Date, and Buyer’s Knowledge with respect to the Documents (other than the Title Report and the Survey) prior to the Closing Date shall be deemed to include only those Documents available on the electronic data room maintained for this Transaction prior to the date which is two (2) Business Days prior to the Closing Date

Purchase Agreement Definitions

“Buyer’s Representatives” shall mean Buyer’s officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, lenders, investors, contractors, architects and engineers.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Clearance Documents” are defined in Exhibit N of this Agreement.

“Closing” shall mean the consummation and closing of the Transaction.

“Closing Agent” shall mean the Title Company or such other party as is selected by Buyer and Seller to fund the Closing in escrow.

“Closing Date” shall mean the date on which the Closing occurs, which shall be on or before the Closing Deadline as defined in Section 1.1 of this Agreement.

“Closing Deadline” is defined in Section 1.1 of this Agreement.

“Closing Documents” shall mean the documents and instruments delivered by Buyer and Seller, in order to consummate the Transaction.

“Closing Proration Time” shall mean 11:59 P.M. local time on the day prior to the Closing Date, in which event the day of Closing shall belong to Buyer.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Condemnation Proceeding” shall mean any proceeding in condemnation, eminent domain or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Property.

“Confidential Materials” shall mean any books, computer software, databases, records or files (whether in an electronic or printed format) that consist of or contain any of the following: appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information or materials in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller, which such party deems proprietary or confidential.

“Contracts” shall mean all contracts respecting leasing, management, maintenance or operation of the Property, including, but not limited to, employment agreements, equipment leases, agreements with respect to building systems, service, construction, and maintenance contracts together with all amendments to, modifications of, renewals and extensions thereof, but specifically excluding Bookings and any license to Seller of computer hardware, software, or system(s).

Purchase Agreement Definitions

“Crossland Brand” shall mean the Crossland Economy Studios name, trademarks, service marks, logos, insignia, copyrights, emblems, symbols, trade dress, designs (whether registered or unregistered), slogans, distinguishing characteristics, tradenames and other items of branding associated therewith, including the domain name registration www.crosslandstudios.com.

“Deposit” shall mean the Initial Deposit and the Secondary Deposit.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer or Buyer’ Representatives prior to Closing or which are otherwise obtained by Buyer or Buyer’s Representatives prior to Closing, including, but not limited to, the Title Report, the Survey, and the Property Documents.

“Due Diligence” shall mean the investigation by Buyer and Buyer’s Representatives of the feasibility and desirability of purchasing the Property, including all audits, surveys, examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations, investigations and verifications with respect to the Property, the Documents, title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, the economic status of the Property, and other information and documents regarding the Property, including, but not limited to, investigations of the legal and physical status of the Property by such consultants, engineers, architects and/or entomologists as Buyer requires, tests and assessments with respect to Environmental Matters, soil tests, asbestos analysis, mold analysis, structural review, examination of title to the Property, preparation of a Survey of the Land, and verification of all information made or to be made available to Buyer with respect to Property.

“Effective Date” shall mean the date of this Agreement, as referenced in the first paragraph of this Agreement.

“ERISA” is defined in Section 8.1(K).

“Escrow Agent” shall mean First American Title Insurance Company.

“Excluded Property” shall mean (i) any and all fixtures, personal property or intellectual property owned by or proprietary to (a) the lessor under any equipment leases (to the extent used in connection with or otherwise related to the ownership or operation of the Hotels, as more particularly set forth in Exhibit Q), (b) the supplier, vendor, licensor or other party under any Contracts (to the extent used in connection with or otherwise related to the ownership or operation of the Hotels, as more particularly set forth in Exhibit Q), (c) the Tenants under any Leases, (d) any Hotel Employee (to the extent used in connection with or otherwise related to the ownership or operation of the Hotels, as more particularly set forth in Exhibit Q), (e) any guest or customer of the Hotel or (f) the Manager (to the extent used in connection with or otherwise

Purchase Agreement Definitions

related to the ownership or operation of the Hotels, as more particularly set forth in Exhibit Q); (ii) Hotel guest data and information in any database maintained by Seller or Seller’s affiliates, except as necessary to service reservations on the books for the Property as of the Closing Date; (iii) master service agreements pursuant to which goods, services, licenses or other items are provided to other hotels which are operated by the Manager (or its affiliates); (iv) Seller’s cash in bank accounts and invested with financial or other institutions or any letters of credit or other financial instruments of Seller; (v) any Accounts Receivable; (vi) any credit card merchant numbers of Seller; (vii) any insurance policies related to the Property; (viii) any property management, purchasing, reservation, financial, risk or marketing systems, programs or services provided for the benefit of Seller or the Property by an affiliate of Seller; (ix) all computer software licenses and systems owned by Seller or its affiliates or otherwise used in connection with the operation of the Hotels; and (x) any other item expressly excluded from the Transaction as expressly provided in this Agreement (including without limitation any items expressly excluded from the definition of Personal Property).

“Governmental Authority or Governmental Authorities” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or government authority of competent jurisdiction.

“Government List” is defined in Section 8.1(G).

“Guest Ledger Receivables” shall mean amounts, including, without limitation, room and service charges, accrued to the accounts of guests occupying rooms at the Hotels as of the Closing Proration Time.

“Hotel” shall mean each hotel identified in Exhibit A, and collectively referred to as the “Hotels”.

“Hotel Employees” shall mean all employees who are employed by Seller, Seller’s affiliates or Manager at or solely in connection with the Hotels as of the Effective Date (whether such employees are actively employed or on a leave of absence due to disability or any other reason).

“Improvements” shall mean all buildings, structures and other improvements located on the Land, including, without limitation, the Hotels.

“Initial Deposit” shall mean the sum of Fifteen Million and No/100 Dollars ($15,000,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon.

“Intangible Assets Owner” is defined in the first paragraph of this Agreement.

“Intangible Hotel Assets” shall mean (i) all URLs and domains (listings and registrations) used or held for use exclusively for the Hotels, including access to the FTP files of

Purchase Agreement Definitions

the websites to obtain website information and content pertaining to the Hotels, (ii) the Crossland Brand, including the Crossland Brand trademark and service mark and related marks, taglines and logos, (iii) patents, copyrights and other intellectual property (e.g., advertising, publicity and other marketing and training programs and materials) used or held for use exclusively in connection with the Crossland Brand and not used or held for use in connection with any other assets controlled by Seller, (iv) telephone and facsimile numbers for the Hotels, (v) Hotel guest data and information in any database maintained by Seller or Seller’s affiliates to the extent necessary to service reservations on the books for the Property as of the Closing Date, and (vi) goodwill of Seller related to the foregoing and the Hotels.

“Land” shall mean those certain tracts or parcels of land, more particularly described on Exhibits A-1 through A-53 attached hereto (each such parcel, including the Improvements thereon, shall be referred to as a “Parcel”).

“Law” shall mean any federal, state or local law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement, including common law.

“Leases” shall mean all leases, rental agreements and other occupancy agreements under which any tenants (other than guests of the Hotels) or concessionaires occupy or otherwise have the right to use any portion of the Property, if any, together with all amendments to, modifications of, renewals and extensions thereof, except for the Operating Lease.

“Liabilities” shall mean any and all direct or indirect damages, demands, claims, payments, problems, conditions, obligations, actions or causes of action, assessments, losses, liabilities, costs and expenses of any kind or nature whatsoever, including, without limitation, penalties, interest on any amount payable to a third party, lost income and profits, and any legal or other expenses (including, without limitation, reasonable attorneys’ fees and expenses) reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

“Lien” shall mean any mortgage, deed of trust, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due taxes, past-due assessments, contractor’s lien, materialmen’s lien, judgment or similar encumbrance against the Property of a monetary nature.

“Manager” shall mean ESA Management L.L.C., a Delaware limited liability company.

“Management Agreement” shall mean that certain Management Agreement by and between Operating Lessee and Manager dated as of October 8, 2010.

“Operating Lease” shall mean that certain Lease Agreement by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust and ESH/TN Properties L.L.C., as landlord, and Operating Lessee, as tenant, dated as of October 8, 2010.

“Operating Lessee” shall mean ESA P Portfolio Operating Lessee Inc., a Delaware corporation.

Purchase Agreement Definitions

“Operating Taxes” shall mean any federal, state, local or foreign, sales (including discretionary sales surtax and sales taxes due to leases and rentals), unclaimed property, escheat, transaction privilege, use, room, occupancy, tourist, gross receipts, other special lodging or hotel, excise, severance, stamp, payroll, employment, withholding, social security, unemployment, disability, vault, ad valorem, personal property assessments, value added or other tax, assessments, levies, charges or fees of any kind whatsoever imposed on the owner or operator of the Property (or any of their direct or indirect owners) or the Property or any portion thereof, including any other tax imposed on the operation of the Property as hotel, motel or other transient accommodations, by any Governmental Authority, including any interest, penalty, or addition thereto, and including any of the same which such owner or operator is obligated to collect and remit to any Governmental Authority, but expressly excluding any (i) federal, state, local or foreign income, capital gain, capital stock, franchise, profits, estate, gift or generation skipping tax (unless and to the extent same can give rise to transferee liability in any particular jurisdiction), (ii) transfer or similar taxes incurred with respect to the transaction contemplated in this Agreement, or (iii) any taxes prorated between Buyer and Seller pursuant to Section 7.1(A).

“Other Interests” shall mean the following other interests of Seller in and to the Real Property, Leases, Contracts, or Personal Property, or pertaining thereto: (a) to the extent that the same are in effect as of the Closing Date, any licenses (but excluding any franchise license rights), permits and other written authorizations necessary for the use, operation or ownership of the Real Property, and (b) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

“Parcel” is defined within the definition of Land.

“Past-Due Amount” is defined in Section 7.1(B).

“Permitted Title Exceptions” shall mean, subject to Buyer’s rights to review and make objection to the status of title and survey as set forth in this Agreement, the following: (a) the Leases and any new Leases entered into between the Effective Date and the Closing Date in accordance with the terms of this Agreement; (b) all real estate taxes and assessments not yet due and payable as of the Closing Date; (c) local, state, and federal (if applicable) zoning and building Laws; (d) the title matters set forth in Exhibit B attached hereto; (e) the state of facts disclosed by the Survey; and (f) any other matters approved as Permitted Title Exceptions in writing by Buyer prior to Closing or deemed approved as Permitted Title Exceptions pursuant to this Agreement, provided in no event shall any Required Removal Items be considered a Permitted Title Exception.

“Person” is defined in Section 8.1(F).

“Personal Property” shall mean (a) all Property Documents; (b) all keys and combinations to all doors, cabinets, safes, enclosures and other locking items or areas on or about the Property; and (c) all tangible personal property, including, but not limited to, all “Inventories”, as such term is defined in the Uniform System of Accounts, and all other tools, vehicles, supplies, artwork, furniture, furnishings, machinery (including all laundry machines), equipment, specialized hotel equipment and other tangible personal property, in each case,

Purchase Agreement Definitions

owned or leased by Seller in connection with the ownership, operation or maintenance of the Hotel, including without limitation all china, glassware, silverware, linens, towels, curtains, uniforms, works of art, engineering, maintenance, and housekeeping supplies, draperies, materials and carpeting, used or intended for use, but not for sale, in connection with the operation of the Hotel, all equipment used in the operation of the kitchen, dining rooms, lounges, bars, laundry, dry cleaners, lobby, reservation desk and all supplies, merchandise, food and beverages held for sale in connection with the operation of the Hotel, which are on hand on the Effective Date; but specifically excluding (i) any Confidential Materials, (ii) any software license program (except to the extent transferred or re-licensed to Buyer pursuant to Section 5.7) and (iii) Seller internal management, operational, employee and similar manuals, handbooks and publications.

“Phase II Properties” is defined in Section 4.5.

“Physical Condition Properties” is defined in Section 4.5.

“Proceeding” is defined in Section 14.21.

“Program” is defined in Section 16.4.

“Property” shall mean the Real Property, the Leases, the Contracts, the Personal Property, the Other Interests and the Intangible Hotel Assets other than the Excluded Property.

“Property Documents” shall mean all books, records and files of Seller and of the Manager related to the Property (other than those books, records or files containing Confidential Materials).

“Purchase Price” is defined in the Recitals to this Agreement.

“Real Property” shall mean the Land, including, without limitation, (a) the Hotels and any other buildings located on the Land and all other Improvements, (b) all easements appurtenant to the Land and other easements, grants of right, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to the Land whether or not situate upon the Land, including, without limitation, signage rights and parking rights or agreements, (c) all mineral, oil and gas rights, riparian rights, water rights, sewer rights and other utility rights allocated to the Land, (d) all right, title and interest, if any, of the owner of the Land in and to any and all strips and gores of land located on or adjacent to the Land, and (e) all right, title and interest of the owner of the Land in and to any roads, streets and ways, public or private, open or proposed, in front of or adjoining all or any part of the Land and serving the Land.

“Real Property Owners” is defined in the first paragraph of this Agreement.

“Record Exceptions” shall mean all instruments recorded in the real estate records of the County in which the Land is located which affect the status of title to the Real Property.

Purchase Agreement Definitions

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Title Policy, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Rental Payments” shall mean all payments received by on or behalf of Seller from Tenants or with respect to the Leases or with respect to any other use or occupancy of the Property for items such as minimum or base rent, additional rent, percentage rent, termination or cancellation charges, reimbursement for real estate taxes, utilities, parking fees, operating and maintenance expenses and insurance, as well as any other reimbursements or charges received thereunder.

“Required Removal Items” shall mean, collectively, any defects in title to the extent (and only to the extent) that the same (a) have not been caused by Buyer or any Buyer’s Representatives, and (b) are either: (i) mortgages or deeds of trust encumbering the Property or any portion thereof, (ii) other Liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) which can be Removed by payment of liquidated amounts, but only if such Liens have been created by written instrument signed by Seller or its affiliate or assumed by written instrument signed by Seller or its affiliate and provided that in no event shall Seller be required to Remove any such Lien which is not related to the operation of the Property by any method other than indemnity of Seller in favor of the Title Company (for example, unrelated items would include a judgment against such party in connection with its other operations; whereas a mechanic’s lien for work on the Property pursuant to a contract entered into by Seller or its affiliate would be related to Property operations), (iii) liens or encumbrances (including, but not limited to, monetary liens) created by Seller or its affiliate after the Effective Date in violation of this Agreement, (iv) any so-called standard exceptions to the Title Policy to be removed by the Affidavit of Title to be delivered by Seller in accordance with this Agreement or (v) the matters set forth in Exhibit I attached hereto.

“Secondary Deposit” shall mean the sum of Five Million and No/100 Dollars ($5,000,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon.

“Seller” is defined in the first paragraph of this Agreement.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) any broker (including Broker) retained by Seller; (d) Manager; (e) any direct or indirect owner of any beneficial interest in Seller; (f) any officer, director, employee, or agent of Seller, its counsel, any broker retained by Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of the Chief Operating Officer as well as each Senior Division Vice President and Senior Regional Director of Operations having oversight over all or any portion of the Property with respect to the matters set forth in this Agreement, and shall not be construed to refer to the knowledge of any other Seller Party. There shall be no personal liability on the part of such parties arising out of any of the Seller’s Warranties.

Purchase Agreement Definitions

“Seller’s Liability Limit” shall mean an amount equal to three percent (3%) of the Purchase Price.

“Seller’s possession”, “in the Seller’s possession” or words of similar import shall be deemed to mean to the extent the material or other item referred to by such phrase is located at the Hotel or in Seller’s corporate headquarters.

“Seller’s Representatives” shall mean Seller’s officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, investors, contractors, architects and engineers.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 8.1 and as well as any other representations or warranties set forth in any other document or instrument delivered by or on behalf of Seller pursuant to this Agreement, as the same may be deemed modified or waived by Buyer pursuant to this Agreement.

“Survey” is defined in Section 4.3.

“Tax Year” shall mean the tax year for each Parcel as determined by the applicable jurisdiction.

“Tenant” shall mean a tenant under a Lease; collectively, all tenants under the Leases are referred to as the “Tenants”.

“Tenant Deposits” shall mean all prepaid rents, advance rentals, security deposits and other deposits made with respect to the Leases.

“Tenant Notice” is defined in Section 6.2(E).

“Terminate” shall mean the termination of this Agreement, by Buyer or Seller as applicable as set forth in this Agreement, in which event thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

“Terminated Parcel” shall mean any Parcel which, pursuant to the terms of this Agreement, is at any time designated as a “Terminated Parcel” and is thereby omitted and excluded from this Agreement and the transactions contemplated hereby.

“Third Deposit” shall mean the sum of Five Million and No/100 Dollars ($5,000,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon.

“Title Company” shall mean First American Title Insurance Company.

Purchase Agreement Definitions

“Title Objections” shall mean any defects in title (including any Record Exceptions which are not acceptable to Buyer) or survey (including the description of the Land) which may be revealed by Buyer’s examinations thereof (i) to which Buyer timely objects in accordance with the terms of Section 4.3, or (ii) which are Required Removal Items.

“Title Policy” shall mean the ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued by the Title Company in the amount of the allocated Purchase Price for each Parcel and in the form of the Title Report, and containing, unless prohibited by applicable statutes or regulations, such endorsements as Buyer has obtained from the Title Company as of the date hereof. Buyer shall be entitled to further request that the Title Company provide such endorsements (or amendments) to each Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

“Title Report” is defined in Section 4.3.

“Trademark License Agreement” shall mean the Trademark License Agreement dated October 8, 2010, by and between ESH Strategies Branding LLC, a Delaware limited liability company, and Operating Lessee.

“Transaction” shall mean the purchase and sale transaction contemplated by this Agreement.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, prepared by The Hotel Association of New York City, Inc., in effect as of the date hereof.

“WARN Act” shall mean the Workers Adjustment and Retraining Notification Act and the Regulations promulgated thereunder, as the same has been amended, as well as any similar state “WARN” type laws, rules or regulations.

Purchase Agreement Definitions